AGREEMENT AND PLAN OF MERGER


                       Dated as of August 14, 1994


                                  among


                   SENSORMATIC ELECTRONICS CORPORATION,

                            KNOGO CORPORATION

                                   and

                         KNOGO NORTH AMERICA INC.

                            Table of Contents



1.        The Merger

          1.1  The Merger

          1.2  Effect of the Merger

          1.3  Certificate of Incorporation and By-laws of Surviving
               Corporation

          1.4  Sensormatic Common Stock.

          1.5  Conversion, Exchange and Cancellation of
               Company Shares

          1.6  Exchange of Certificates; Fractional Shares

          1.7        Dissenting Shares

          1.8  Stock Transfer Books

          1.9  Treatment of Company Common Stock Options

          1.10 Closing

          1.11  Alternative Merger


2.        Divestiture of Knewco.

          2.1  Transfer of Assets

          2.2  Assumption of Liabilities

          2.3  Other Provisions

          2.4  Spin-Off or Sale

          2.5  Additional Agreements


3.        Representations and Warranties of the Company

          3.1  Due Incorporation and Qualification of the Company.

          3.2  Capitalization

          3.3  Subsidiaries.

          3.4  Authority; Due Authorization; Valid Obligation;
               Fairness Opinion

          3.5  No Conflicts or Defaults

          3.6  Copies of Charter Documents and Stock Records

          3.7  Authorizations

          3.8  Periodic Filings; Financial Statements

          3.9  Assets

          3.10 Ordinary Course; No Material Adverse Effect

          3.11 Permits; Compliance with Law

          3.12 Taxes

          3.13 Employee Benefits

          3.14 Litigation

          3.15 Agreements and Commitments

          3.16 Intellectual Property

          3.17 Brokers

          3.18 Information Supplied

          3.19 Disposition by Stockholders

          3.20 Miscellaneous


4.        Representations and Warranties of Sensormatic

          4.1  Due Incorporation and Qualification

          4.2  Authority; Due Authorization; Valid Obligation

          4.3  No Conflicts or Defaults

          4.4  Authorizations

          4.5  Litigation

          4.6  SEC Documents

          4.7  Ordinary Course; No Material Adverse Change

          4.8  Registration Statement

          4.9  Sensormatic Common Stock

          4.10 Miscellaneous


5.        Pre-Closing Agreements

          5.1  Preserve the Company's Business

          5.2  Preserve Accuracy of Representations and Warranties;
               Updates

          5.3  Further Investigation and Information

          5.4  Consents, Waivers and Filings

          5.5  Subsequent Filings

          5.6  Preparation of Registration Statement

          5.7  Accountants' Letters

          5.8  Stockholders' Meeting

          5.9  No Solicitation

          5.10 Board Actions.

          5.11 Certain Tax Matters


6.        Conditions to the Obligations of Sensormatic

          6.1  Due Performance; Accuracy of Representations and
               Warranties
   6.2    Corporate Action

          6.3  Agreements

          6.4  Rights

          6.5  Legal Opinions

          6.6  Registration Statement

          6.7  Governmental Action; No Prohibition

          6.8  Resignations


7.        Conditions to the Obligations of the Company

          7.1  Due Performance; Accuracy of Representations and
               Warranties

          7.2  Corporate Action

          7.3  Agreements

          7.4  Legal Opinions

          7.5  Registration Statement; NYSE Listing

          7.6  Governmental Action; No Prohibition.

          7.7  Release of Lien


8.        Termination; Amendment; Waiver

          8.1  Termination

          8.2  Effect of Termination; Representations and Warranties

          8.3  Amendment; Extension; Waiver


9.        Further Assurances


10.       Delayed Transfers

          10.1       Pending Transfers

          10.2 Prohibited Transfers

          10.3 Cooperation


11.       Miscellaneous

          11.1 Entire Agreement

          11.2 Communications

          11.3 No Assignment; Successors and Assigns

          11.4 Public Announcements

          11.5 Survival of Representations, Warranties and
               Agreements

          11.6 Expenses

          11.7 Alternate Structures

          11.8 Governing Law; Consent to Jurisdiction

          11.9 Savings Clause

          11.10      Counterparts

          11.11      Construction

          11.12      Valuation Disputes

   Exhibits:

          Exhibit A - Form of Delaware Certificate of Merger
          Exhibit B - Form of New York Certificate of Merger
          Exhibit C - Form of Contribution and Divestiture Agreement

   Schedules:

          Item 3.1(b)    --  Qualifications to do Business
          Item 3.3(a)    --  Subsidiaries
          Item 3.5       --  Conflicting Agreements, Etc.
          Item 3.7       --  Consents and Authorizations
          Item 3.8(c)    --  Consolidating Financial Statements
          Item 3.8(d)    --  Liabilities
          Item 3.9(a)    --  Liens
          Item 3.9(b)    --  Realty
          Item 3.10  --  Exceptions to Ordinary Course
          Item 3.11(a)   --  Permits
          Item 3.11(b)   --  Foreign Product Approvals, Registrations,
                             Certifications
          Item 3.12  --  Tax Matters
          Item 3.13(a)   --  Company Benefit Plans
          Item 3.13(b)   --  Union Benefit Plans
          Item 3.14  --  Litigation
          Item 3.15(a)   --  Listed Instruments
          Item 3.15(b)   --  Union and Collective Bargaining Contracts
          Item 3.16  --  Intellectual Property Claims
          Item 3.17  --  Brokers or Advisors
          Schedule 4.4   --  Sensormatic Consents and Authorizations
          Schedule 6.5   --  Matters for Opinion of the Company's
                             Counsel
          Schedule 7.4   --  Matters for Opinion of Sensormatic's
                             Counsel

                       AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER, dated as of August 14, 1994, among SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation ("Sensormatic"), KNOGO CORPORATION, a New York corporation (the "Company"), and KNOGO NORTH AMERICA INC., a Delaware corporation ("Knewco").


                           W I T N E S S E T H:

               WHEREAS, the respective Boards of Directors of Sensormatic, the Company and Knewco have approved this Agreement and the merger of the Company with and into Sensormatic pursuant to the terms and conditions this Agreement; and

               WHEREAS, the parties intend that the Merger (as such term is defined in Section 1.1) qualify as a tax-free reorga-nization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

               WHEREAS, it is a condition to the Merger that certain of the assets and liabilities of the Company relating to its operations in the United States, Canada and Puerto Rico be assigned to or assumed by Knewco, and that the stock of Knewco be distributed to the stockholders of the Company or sold immediately prior to the Merger, as contemplated by Section 2 and in accordance with the Divestiture Agreement referred to therein (the "Divestiture"); and

               WHEREAS, the Company is engaged principally in the business of developing, manufacturing and marketing electronic article surveillance, closed-circuit television and other products to deter and detect shoplifting and employee theft (the
   "Business");

               NOW, THEREFORE, in consideration of the mutual rep-resentations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

               1.    The Merger.

               1.1 The Merger. On the Closing Date (as such term is defined in Section 1.10) or as soon as practicable thereafter, and subject to the terms and conditions of this Agreement, the parties shall file a Certificate of Merger substantially in the form of Exhibit A (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware under the General Corporation Law of the State of Delaware (the "GCL") and a Certificate of Merger substantially in the form of Exhibit B (the "New York Certificate of Merger") with the Secretary of State of the State of New York under the Business Corporation Law of the State of New York (the "BCL"). Effective as of the filing of the Delaware Certificate of Merger (the "Effective Time"), the Company shall be merged with and into Sensormatic (the "Merger"). Upon and following the Merger, the separate existence of the Company shall cease and Sensormatic shall continue as the surviving corporation (the "Surviving Corporation").

               1.2 Effect of the Merger. The separate corporate existence of Sensormatic, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of the Company in accordance with the GCL and the BCL.

               1.3 Certificate of Incorporation and By-laws of Sur-viving Corporation.

               (a) From and after the Effective Time until further amended in accordance with the GCL, the Certificate of Incor-poration of Sensormatic, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

               (b) The By-laws of Sensormatic, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with law.

               (c) The directors and officers of Sensormatic as of the Effective Time shall be the directors and officers of the Surviving Corporation.

               1.4   Sensormatic Common Stock.  At the Effective
   Time, each issued and outstanding share of Sensormatic Common Stock shall remain outstanding as one validly issued, fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

               1.5   Conversion, Exchange and Cancellation of Company
   Shares.

               (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock, par value $.01 per share, of the Company, including any Rights (as such term is defined in Section 3.2) incident thereto (each such share, together with its related Rights, being referred to herein as a "Company Share" and, collectively, as the "Company Shares"), issued and outstanding immediately prior to the Effective Time (other than Company Shares, if any, to be cancelled pursuant to Section 1.5(b) and other than the Dissenting Shares, as defined in Section 1.7, except as set forth therein) shall be converted into the right to receive the Merger Consideration per Share (as hereinafter defined). Except as provided below in this paragraph, the term "Merger Consideration per Share" shall mean that fraction of a share of Common Stock, par value $.01 per share, of Sensormatic (the "Sensormatic Common Stock") as shall be equal to the quotient resulting from dividing the Exchange Value (as hereinafter defined) by the Average Closing Price (as hereinafter defined), rounded to not more than four decimal places, together with the Escrow Interest (as defined below), if applicable. For all purposes of this Agreement, (i) the "Average Closing Price" shall mean the average of the closing prices (last sale) of Sensormatic Common Stock on the New York Stock Exchange for each of the twenty trading days immediately prior to the date on which the Effective Time occurs and (ii) the "Exchange Value" shall mean $18.00, increased, if the Average Closing Price as of the date on which the Effective Time occurs is greater than $33.00, by 0.273 times the excess of such Average Closing Price over $33.00, and subject to further adjustment as provided below in this Section 1.5(a). Notwithstanding the foregoing, if the Average Closing Price as of the date on which the Effective Time occurs is less than $28.00: Sensormatic shall have the right, in its sole discretion, to pay some or all of the merger consideration hereunder in cash or a combination of cash and Sensormatic Common Stock, such that (x) that fraction of a share of Sensormatic Common Stock issued in the exchange for each Company Share, multiplied by the Average Closing Price, plus (y) the amount of cash delivered in the exchange with respect to such Company Share, shall be equal in the aggregate to the Exchange Value; provided, however, that the Company nevertheless may require that the Merger Consideration per Share be paid entirely in Sensormatic Common Stock with the Average Closing Price for purposes of this
   Section 1.5(a) being deemed to equal $28.00. In the event that Sensormatic pays all or some of the Merger Consideration per Share in cash pursuant to the preceding sentence, the term "Merger Consideration per Share" shall be deemed to refer to the combi-nation of cash and Sensormatic Common Stock to be exchanged for each Company Share pursuant to the preceding sentence, together with the Escrow Interest, if applicable.

               For purposes of determining the Merger Consideration per Share, the Exchange Value as otherwise determined above pursuant to this Section 1.5(a) shall be subject to adjustment as follows:

               (1) In the event that the terms of the Divestiture Agreement, License Agreement or Supply Agreement are amended in order to facilitate the consummation of the transactions contem-plated hereby or otherwise, the Exchange Value shall, to the extent that such amendments have an impact on the value of the Company and the Acquired Subsidiaries, be appropriately adjusted prior to the Closing Date by mutual agreement of Sensormatic and the Company, or, if mutual agreement cannot be achieved, pursuant to Section 11.12.

               (2) In the event of a Knewco Sale (as defined in Section 2.4), the proceeds of which are retained by the Company through the consummation of the Merger, the Exchange Value shall be appropriately increased on a per share basis to reflect the after-tax net proceeds thereof retained by the Company in an amount equal to the amount of such net proceeds, net of the Company's effective tax rate. In the event that the proceeds of the Knewco Sale include securities or other non-cash consideration, Sensormatic may require the sale of such securities or non-cash consideration in a commercially reasonable manner to fix the value thereof for the purposes of this clause (2) or, in lieu of increasing the Merger Consideration per Share with respect thereto, the distribution of such securities or other consideration to the holders of Company Shares. Any dispute as to the proper amount of the foregoing adjustment, including the computation of after-tax net proceeds, shall be resolved pursuant to Section 11.12.

               (3) In the event that the Annual Revenues (as defined below) in the countries in which the Escrowed Businesses, as defined in Section 10.2, if any, are organized exceed in the aggregate $15,000,000, the Exchange Value as otherwise determined above shall be reduced by an amount equal to the Exchange Value times a fraction, the numerator of which is the aggregate Annual Revenues for the countries in which such Escrowed Businesses are organized and the denominator of which is the Total Annual Revenues (as defined below). If this clause (3) is applicable, the Merger Consideration per Share shall also include a pro rata interest (the "Escrow Interest") in the Deferred Merger Consideration (as such term is defined in Section 10.2(b)) equal to 1.00 divided by the total number of Company Shares outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled pursuant to Section 1.5(b) hereof and Dissenting Shares excluded from operation of this Section 1 pursuant to Section 1.7) (the "Outstanding Shares"). Deferred Merger Consideration shall be released from escrow as required by Sections 10.2(c), 10.2(d)(i) and 10.2(e) and delivered to the Company's stockholders as provided in such Sections. The "Annual Revenues" for each country are as indicated on line 16 of the FAS 13 Schedule (as defined in Section 3.8(c)) and the "Total Annual Revenues" shall equal the sum of the Annual Revenues set forth on the FAS 13 Schedule excluding the Annual Revenues listed for the United States and Canada.

               As of the Effective Time, each stockholder of the Company shall be entitled to receive (i) a whole number of shares of Sensormatic Common Stock determined by multiplying the number of Company Shares held by such stockholder by that fraction of a share of Sensormatic Common Stock included in the Merger Consideration per Share, (ii) an amount of cash determined by multiplying the number of Company Shares held by such stockholder by the amount of cash included in the Merger Consideration per Share, and (iii) cash for any fractional share resulting from such multiplication in the amount determined pursuant to Section 1.5(c). As of the Effective Time, all Company Shares shall be converted into the right to receive Sensormatic Common Stock and cash as hereinabove set forth, and each holder of a certificate representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Sensormatic Common Stock and cash to be issued in exchange therefor (and cash in lieu of any fractional share) upon surrender of such certificate in accordance with
   Section 1.6, together with the Escrow Interest, if any.

               (b) All Company Shares, if any, that are owned by the Company as treasury stock as of the Effective Time shall be cancelled and retired and shall cease to exist and no stock of Sensormatic or other consideration shall be delivered in exchange therefor.

               (c) Neither certificates nor scrip for fractional shares of Sensormatic Common Stock will be issued in connection with the Merger, but in lieu thereof, each holder of Company Shares otherwise entitled to a fractional share of Sensormatic Common Stock pursuant to Section 1.5(a) shall be paid in cash an amount equal to such fraction multiplied by the Average Closing Price, without any interest thereon. No fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of Sensormatic.

               (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Sensormatic Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitaliza-tion, split-up, combination, exchange of shares or readjustment, distribution other than Sensormatic's regular quarterly dividend or a stock dividend thereon shall be declared with a record date within said period, such that the amount of the Merger Consideration per Share as calculated in accordance with Section 1.5(a) would be affected thereby, the Merger Consideration per Share shall be correspondingly adjusted.

               1.6  Exchange of Certificates; Fractional Shares.

               (a) After the Effective Time, subject to the filing of the New York Certificate with the Secretary of State of the State of New York, each holder of a certificate(s) formerly evidencing Company Shares which have been converted pursuant to Section 1.5(a), upon surrender of the same to The First National Bank of Boston or another exchange agent appointed by Sensormatic (the "Exchange Agent") as provided in Section 1.6(d), shall be entitled to receive in exchange therefor (i) a certificate(s) representing the number of whole shares of Sensormatic Common Stock into which such Company Shares shall have been converted pursuant to
   Section 1.5(a), (ii) any cash payable with respect to such Company Shares pursuant to Section 1.5(a), and (iii) cash in lieu of any fractional share of Sensormatic Common Stock into which such Company Shares would have otherwise been converted, as provided in
   Section 1.5(c). In addition, if applicable, each holder of Company Shares as of the Effective Time shall be entitled to the Escrow Interest times the number of Company Shares held by such holder, which interest shall be non-certificated and non-transferable (with certain limited exceptions to be agreed upon by the parties), and shall be subject to such further terms and conditions as shall be determined by the parties hereto.

               (b) Until surrendered to the Exchange Agent pursuant to Section 1.6(a), each certificate formerly evidencing Company Shares which have been converted pursuant to Section 1.5(a) will be deemed for all corporate purposes of Sensormatic to evidence ownership of the number of whole shares of Sensormatic Common Stock into which Company Shares formerly evidenced by such certificate were converted and the right to receive any cash included in the merger consideration, cash for fractional shares and any applicable Escrow Interest, as provided in Section 1.5; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Sensormatic Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Sensormatic Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of Sensormatic Common Stock. Upon surrender of a certificate formerly evidencing Company Shares which have been so converted, there shall be paid to the record holder of any certificates of Sensormatic Common Stock issued in exchange there-for, without interest thereon, any dividends and other distributions which between the Effective Time and the time of such surrender shall have become payable with respect to the number of whole shares of Sensormatic Common Stock represented thereby.

               (c) Sensormatic shall deposit with the Exchange Agent, as promptly as practicable and in no event later than three busi-ness days following the Effective Time, the number of shares of Sensormatic Common Stock, and, as and when requested by the Exchange Agent, the aggregate amount of cash (in immediately available funds) to which holders of Company Shares shall be entitled at the Effective Time pursuant to Section 1.5. Any interest on the amount so deposited shall be payable to Sensormatic.

               (d) Promptly after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing Company Shares (other than certificates formerly evidencing Company Shares to be canceled pursuant to Section 1.5(b) or Dissenting Shares excluded from operation of this Section 1 pursuant to Section 1.7) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificates for exchange into certificates evidencing Sensormatic Common Stock and/or cash as contemplated by Section 1.5(a). The notice and transmittal form provided for in this Section 1.6(d) shall be sent by the Exchange Agent to the address for each holder of Company Shares contained in the stock record books of the Company immediately prior to the Effective Time. Each holder of certificates formerly evidencing Company Shares, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor, certificates evidencing the number of whole shares of Sensormatic Common Stock and/or cash as contemplated by Section 1.5(a) to which such holder is entitled hereunder. Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to a holder of certificates formerly evidencing Company Shares for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e)  If any certificate evidencing shares of
   Sensormatic Common Stock or cash is to be delivered to a person or entity other than the person or entity in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of Sensormatic Common Stock and the payment of such cash that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person or entity requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

               (f) In the event any certificate theretofore repre-senting Company Shares shall have been lost, stolen or destroyed, upon the making of an appropriate affidavit of that fact by the Company stockholder claiming such certificate to be lost, stolen or destroyed, Sensormatic will issue in exchange for such lost, stolen or destroyed certificate a certificate evidencing the number of whole shares of Sensormatic Common Stock and/or deliver cash as provided in Section 1.5(a) to which such person or entity is entitled hereunder, provided, that when authorizing such issue of the certificate representing shares of Sensormatic Common Stock and/or delivery of such cash, the Board of Directors of Sensormatic may, in its discretion and as a condition precedent to the issuance thereof, require the claiming person or entity to give Sensormatic a bond or indemnification in such sum as Sensormatic may reasonably direct as indemnity against any claim that may be made against Sensormatic with respect to the certificate alleged to have been lost, stolen or destroyed.

               (g) Any portion of the merger consideration made available to the Exchange Agent pursuant to Section 1.6(c) that remains unclaimed by the holders of Company Shares entitled thereto six months after the Effective Time shall be returned to Sensormatic and any shareholder of the Company who has not exchanged his Company Shares in accordance with this Section 1.6 prior to that time shall thereafter look only to Sensormatic for payment of the merger consideration in respect of his Company Shares. Notwithstanding the foregoing, Sensormatic shall not be liable to any shareholder of the Company for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (h) Any portion of the merger consideration made available to the Exchange Agent pursuant to this Section 1.6 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Sensormatic, upon demand.

               1.7 Dissenting Shares. Notwithstanding any contrary provision of this Section 1, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with Sections 623 and 910 of the BCL ("Dissenting Shares") shall not be converted into a right to receive Sensormatic Common Stock and cash in lieu of fractional shares as provided in Section 1.5, unless such holder withdraws or otherwise loses his right to appraisal pursuant to the applicable provisions of the BCL. If after the Effective Time such holder withdraws or otherwise loses his right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive Sensormatic Common Stock and/or cash and any applicable Escrow Interest, as provided in Section 1.5. The Company shall give Sensormatic prompt notice of any demands received by the Company for appraisal of Shares, and Sensormatic shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Sensormatic, make any payment with respect to, or settle or offer to settle, any such demands.

               1.8 Stock Transfer Books. There shall be no regis-tration of transfers of Company Shares on the stock transfer books of the Company after the close of business on the day prior to the Closing Date.

               1.9 Treatment of Company Common Stock Options. Each stock option for employees and non-employee directors of the Company (a "Company Option") outstanding as of the Effective Time shall be treated as provided below:

               (a) Each Company Option shall be cancelled as of the Effective Time and each holder of such a Company Option (a "Holder") shall (subject to the terms of Section 1.9(d) and (h) below) become entitled to receive two substitute options ("Substitute Options"), one of which (the "Substitute Sensormatic Option") shall be a non-qualified stock option to purchase Sensormatic Common Stock and the other of which (the "Substitute Knewco Option") shall be a non-qualified stock option under the stock option plan to be adopted by Knewco on or before the date on which the Effective Time occurs. A Substitute Sensormatic Option shall have the terms specified in Section 1.9(b) and a Substitute Knewco Option shall have the terms specified in Section 1.9(c).

               (b) A Substitute Sensormatic Option shall (i) be an option to acquire the Sensormatic Share Amount (as defined below) with respect to the relevant Company Option minus any fractional share (which fractional share shall be settled in cash as provided in Section 1.9(f)), (ii) have an exercise price per share equal to the Sensormatic Portion (as defined below) divided by the Sensormatic Share Amount and (iii) as to all other terms (including when and the extent to which it is exercisable or non-exercisable) be identical to the relevant Company Option, except (x) if such Substitute Sensormatic Option shall be granted under a Sensormatic stock option plan, such Substitute Sensormatic Option shall be subject to such amendments as shall be determined by Sensormatic in order to conform such option to the terms of such plan, and (y) as otherwise provided in the last sentence of Section 1.9(g).

               (c) A Substitute Knewco Option shall (i) be an option to acquire the Knewco Share Amount (as defined below) with respect to the relevant Company Option minus any fractional share (which fractional share shall be settled in cash as provided in Section 1.9(f)), (ii) have an exercise price per share equal to the Knewco Portion (as defined below) divided by the Knewco Share Amount and (iii) as to all other terms (including when and the extent to which it is exercisable or non-exercisable) be identical to the relevant Company Option, except as otherwise provided in the last sentence of Section 1.9(g).

               (d) If a Holder becomes an employee or director of Knewco immediately after the Effective Time then, in lieu of receiving a Substitute Sensormatic Option, such Holder shall receive the number of shares of Sensormatic Common Stock (and/or cash, in the same proportion as the cash included in the Merger Consideration per Share) as shall be equal to the Spread (as defined below) of the Substitute Sensormatic Option that would have been issued to such Holder but for this Section 1.9(d) divided by the Sensormatic Value (as defined below); provided that in lieu of any fraction of a share of Sensormatic Common Stock such Holder shall receive the corresponding fraction of the Sensormatic Value in cash. If a Holder becomes an employee of the Surviving Corporation immediately after the Effective Time then, in lieu of receiving a Substitute Knewco Option, such Holder shall receive the number of shares of Knewco common stock as shall be equal to the Spread of the Substitute Knewco Option that would have been issued to such Holder but for this Section 1.9(d), divided by the Knewco Value (as defined below); provided that in lieu of any fraction of a share of Knewco common stock such Holder shall receive the corresponding fraction of the Knewco Value in cash. The "Spread" for a Substitute Option shall equal (i) the number of Sensormatic or Knewco shares subject thereto multiplied by (ii) the excess, if any, of the Sensormatic Value (in the case of a Substitute Sensormatic Option) or the Knewco Value (in the case of a Substitute Knewco Option) over the exercise price of such Substitute Option. Notwithstanding the foregoing, if a Holder who becomes an employee of the Surviving Corporation has his employment with the Surviving Corporation terminated by the Surviving Corporation on or before the 30th day after the date on which the Effective Time occurs, then the Substitute Sensormatic Option to be issued to such Holder shall be automatically cancelled and such Holder shall receive the number of shares of Sensormatic Common Stock (and cash in proportion to the cash included in the Merger Consideration per Share) equal to the Spread of such Substitute Sensormatic Option divided by the Sensormatic Value; provided that in lieu of any fraction of a share of Sensormatic Common Stock such Holder shall receive the corresponding fraction of the Sensormatic Value in cash. Options held by the Estate of Arthur Minasy shall be treated in accordance with the preceding sentence, subject to
   Section 1.9(i).

               (e)   As used herein,

                  (i)  "Company Value" shall mean $10.50;

                 (ii) "Knewco Percentage" shall mean the percentage (stated as a decimal) equal to the Knewco Value divided by the Company Value; and

                (iii) "Knewco Portion" shall mean, with respect to each Company Option, the total exercise price under such Company Option multiplied by the Knewco Percentage;

                 (iv) "Knewco Share Amount" shall mean, with respect to each Company Option, the number of Knewco Shares (including any fractional shares) that would have been issued in the Knewco Stock Distribution to a shareholder owning the number of Company Shares subject to such Company Option.

                  (v) "Knewco Value" shall mean the average of the closing prices, if available, and otherwise the average of the high and low sale prices, of Knewco Common Stock for the first 10 business days following the Effective Time;

                 (vi) "Sensormatic Percentage" shall mean 1.00 minus the Knewco Percentage;

                (vii) "Sensormatic Portion" shall mean, with respect to each Company Option, the total exercise price under such Company Option multiplied by the Sensormatic Percentage;

               (viii) "Sensormatic Share Amount" shall mean, with respect to each Company Option, the number of shares of Sensormatic Common Stock (including any fractional shares) that equals the number of Company Shares subject to such Company Option multiplied by the Merger Consideration per Share, calculated as if the entire Merger Consideration per Share were payable in Sensormatic Common Stock;

                 (ix)  "Sensormatic Value" shall mean the Average
        Closing Price;

             (f) Any fractional share that would be subject to a Substitute Option shall instead be settled in cash by the payment to the relevant Holder of the Spread for an option that is identical to such Substitute Option in all respects except that it relates only to such fractional share.

             (g) Following the 10th business day after the date on which the Effective Time occurs, Sensormatic and Knewco shall promptly calculate the terms of all Substitute Options and thereafter shall promptly send to the respective Holders thereof confirmation of such terms, issue to such Holders any shares to be issued under Section 1.9(d) and make any cash payments to such Holders to be made under Section 1.9(d) or (e). If any Company Option would have expired on or after the date on which the Effective Time occurs and prior to the 15th business day following such date, then the expiration date of the Substitute Option for such Company Option shall expire on such 15th business day.

             (h) Notwithstanding anything herein to the contrary, if the Divestiture is effected by a Knewco Sale on or before the date on which the Effective Time occurs, then each Holder shall only receive a Substitute Sensormatic Option, in which case the Sensormatic Portion shall equal the total exercise price under the relevant Company Option and the Sensormatic Percentage shall be 1.00.

             (i) Notwithstanding anything herein to the contrary, no transaction shall be effected under this Section 1.9 that would result in a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended. The parties shall make such arrangements as may be required to provide the same economic result to the affected party without occasioning any such violation.

             (j) If any Deferred Merger Consideration is placed in escrow pursuant to Section 10.2, then as of the Effective Time and/or from time to time thereafter, if and when any such Deferred Merger Consideration is delivered to the former Company stockholders pursuant to Section 10.2, appropriate adjustments shall be made to provide equitable treatment of outstanding Substitute Sensormatic Options and to prior holders of exercised Substitute Sensormatic Options.

             1.10 Closing. Subject to Section 8.1, the closing of the transactions contemplated by this Agreement (other than the Divestiture, which shall occur prior thereto as contemplated by
   Section 2) (the "Closing") shall take place at 8:45 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be not more than five business days after all of the conditions precedent set forth in Sections 6 and 7 to be satisfied prior to the Closing have been satisfied or waived, at the offices of Christy & Viener, or such other date, time and place as is agreed to by the parties (including any postponement or adjournment of a previously scheduled date). At the Closing, the Company and Knewco shall execute and deliver the certificates, documents and instruments contemplated to be delivered by the Company pursuant to
   Section 6, and Sensormatic shall execute and deliver the certificates, documents and instruments contemplated to be delivered by it pursuant to Section 7. The Delaware Certificate of Merger shall be filed with the Secretary of State of the State of Delaware, and the New York Certificate of Merger shall be filed with the Secretary of State of the State of New York, immediately following the Closing on the Closing Date or as soon thereafter as is practicable.

             1.11 Alternative Merger. Notwithstanding any contrary provision of this Section 1, in the event that Sensormatic deter-mines to pay a substantial amount of the merger consideration in cash, as permitted under Section 1.5(a), and reasonably determines, in consultation with its and the Company's counsel, that in such event consummation of the Merger in accordance with Sections 1.1 through 1.4 may not qualify as a tax-free reorganization under the applicable provisions of the Code, at Sensormatic's request, the Merger shall be effected, in lieu of the transactions contemplated by Sections 1.1 through 1.4, in accordance with this Section 1.11 (the "Alternative Merger"), as follows:

             (a) A newly-formed New York corporation which is a wholly-owned subsidiary of Sensormatic (the "Merger Sub") shall be merged with and into the Company. The Effective Time for the Alternative Merger shall be the time of the filing with the New York Secretary of State of a Certificate of Merger with respect to the Alternative Merger. Upon and following the Alternative Merger, the separate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

             (b) All of the provisions of Section 1.5(a) with respect to the merger consideration shall be applicable, as set forth therein.

             (c) From and after the Effective Time of the Alternative Merger until further amended in accordance with the BCL, the Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

             (d) The By-laws of the Company, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with law.

             (e) The directors and officers of Merger Sub as of the Effective Time shall be the directors and officers of the Surviving Corporation.

             (f) At the Effective Time, each issued and outstanding shares of Common Stock, par value $.01 per share, of Merger Sub shall remain outstanding as one fully paid and non-assessable share of Common Stock, par value $0.1 per share, of the Surviving Corporation. Each certificate theretofore representing shares of Common Stock of Merger Sub shall continue to represent the same number of issued and outstanding, fully paid and non-assessable shares of the Surviving Corporation.

             (g) If the Alterative Merger is consummated, references elsewhere in this Agreement to the "Merger" shall be deemed to refer to the Alternative Merger, adjusted as appropriate to reflect the form of the Alternative Merger as contemplated hereby.

             2.   Divestiture of Knewco.

             2.1 Transfer of Assets. Prior to the Closing, and in any event following the satisfaction of all other conditions to the Merger (other than those contemplated by Sections 6.8 and 7.7), the Company shall contribute, convey, assign, transfer and deliver (collectively, "contribute") to Knewco all of the right, title and interest of the Company in and to the business operations and related goodwill of the Company in the United States, Canada and Puerto Rico (the "Knewco Territory"), the Company's assets and properties located in the Knewco Territory related to such business operations and the stock of Knogo Caribe, Inc. ("Caribe") (exclusive of the "SuperStrip" technology and certain financial assets of Caribe), subject to and as more particularly described in the Contribution and Divestiture Agreement (the "Divestiture Agreement") to be entered into between the Company and Knewco substantially in the form attached hereto as Exhibit C (the "Divested Assets").

             2.2  Assumption of Liabilities.   Simultaneously with the
   contribution of the Divested Assets contemplated by Section 2.1, as contemplated by the Divestiture Agreement, Knewco shall assume and agree to pay, perform and discharge such obligations and lia-bilities (including contingent liabilities) of the Company directly relating to the employees retained by it, its customers in the Knewco Territory, the Company's products sold or leased to such customers and the Company's assets and properties located in the Knewco Territory, subject to and as more particularly described in the Divestiture Agreement (the "Divested Liabilities").

             2.3 Other Provisions. The Divestiture Agreement shall contain further provisions relating to the Divestiture and the dealings between Knewco and the Company following the Divestiture, including, without limitation, obligations of Knewco as to non-competition, confidentiality and indemnification. Following the Effective Time, Sensormatic, as the Surviving Corporation, shall succeed to and be entitled to all rights, benefits and remedies of, and shall be subject to all obligations of, the Company under the Divestiture Agreement.

             2.4 Spin-Off or Sale. As contemplated by the Divestiture Agreement, after the contribution of the Divested Assets to Knewco and assumption of the Divested Liabilities by Knewco, and prior to the Closing, the Company shall either (i) distribute to its stockholders, in a spin-off intended to be tax-free under Section 355 of the Code, the shares of Knewco (the "Knewco Stock Distribution") or (ii) sell the shares of Knewco (a "Knewco Sale"), in either case subject to and as contemplated by the terms of the Divestiture Agreement. The sale of all or substantially all of Knewco's assets or other alternative forms of the sale of Knewco may be agreed upon by the parties, subject to
   Section 11.7. In no event shall the Knewco Sale or any alternative transaction cause the Company (or Sensormatic) to control another entity, or impair or delay consummation of the Merger, as contemplated by this Agreement. The purchaser or other successor of Knewco shall acknowledge and accept the Divestiture Agreement, License Agreement (referred to in Section 2.5) and Supply Agreement (referred to in Section 2.5), as contemplated by the Divestiture Agreement. For all purposes of this Agreement, the term "Divestiture" shall include either a Knewco Stock Distribution or a Knewco Sale. In the event of a Knewco Sale, the Merger Consideration per Share shall be increased to reflect the net after-tax proceeds of such sale, as contemplated by Section 1.5(a)(2).

             2.5 Additional Agreements. In connection with the Divestiture, Knewco and the Company will also enter into a Supply Agreement relating to the supply of the Company's products manu-factured by Knewco to Sensormatic (the "Supply Agreement") and a License Agreement providing, among other things, for the grant to the Company of rights to manufacture the Company's products for use and sale outside the Knewco Territory and the grant to Knewco of non-exclusive rights in the SuperStrip technology for manufacture, use and sale in the Knewco Territory (the "License Agreement"), substantially in the forms attached as exhibits to the Divestiture Agreement. Upon consummation of the Merger, Sensormatic will succeed to the rights and obligations of the Company under the foregoing agreements.

             3.   Representations and Warranties of the Company.

             The Company and Knewco, jointly and severally, represent and warrant to Sensormatic as follows:

             3.1  Due Incorporation and Qualification of the Company.

             (a) The Company is, and will be at the Effective Time, a corporation duly incorporated, validly existing and in good standing under the laws of New York, and Knewco is, and will be at the Effective Time, a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, each with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner as currently conducted. The Company has all material governmental licenses, authorizations, consents and approvals (collectively, "Permits") required to carry on its businesses as now conducted.

             (b) Set forth in Item 3.1(b) of the Disclosure Schedule attached hereto and made a part hereof (the "Disclosure Schedule") is a list of all jurisdictions in which the Company is qualified to do business and is in good standing as a foreign corporation, which are the only jurisdictions in which such qualification is necessary except for jurisdictions where the failure to so qualify would not have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its consolidated Subsidiaries (as such term is defined in Section 3.3(a)), considered as a whole, but not including the assets and business to be included in Knewco pursuant to the Divestiture (such a material adverse effect with respect to the Company and its Subsidiaries being hereinafter referred to as a "Material Adverse Effect").

             3.2 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value, 2,800,000 shares of Preferred Stock, $.01 par value, and 200,000 shares of Participating Cumulative Preferred Shares Series A, $.01 par value. As July 13, 1994, there were 5,410,146 Company Shares outstanding, 821,075 Company Shares reserved for issuance upon exercise of outstanding Company Options, and no Company Shares were held in the treasury of the Company. No shares of Preferred Stock of the Company were outstanding as of such date. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as set forth in this Section 3.2, except for the Rights issued pursuant to the Company's Rights Agreement dated as of July 27, 1987, as amended as of December 1, 1987 (the "Rights"), a copy of which has been furnished to Sensormatic, and except for changes since June 28, 1994 resulting from the exercise of Company Options outstanding on such date, there are, and will be at the Effective Time, outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

             3.3  Subsidiaries.

             (a) Set forth in Item 3.3(a) of the Disclosure Schedule is a list of all direct and indirect subsidiaries of the Company and any other entities which the Company otherwise controls or in which it has an investment or ownership interest (collectively, the "Subsidiaries"), showing the date and jurisdiction of incorporation of each thereof and the Company's percentage beneficial interest therein (and, if less than 100%, the holders of the remaining interests). Each of the Subsidiaries is, and will be at the Effective Time, a corporation or other entity as reflected in Item 3.3(a) duly organized, validly existing and in good standing in its jurisdiction of organization, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner as currently conducted. The Company's interests in its respective Subsidiaries (except for directors' qualifying shares in de minimis amounts) are owned free and clear of all liens, encumbrances, equities, restric-tions, adverse interests and claims ("Liens"), other than those created under this Agreement or referred to in Section 3.9(a).
   Each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. References in this Agreement to "the Company" shall be deemed to refer to the Company and its Subsidiaries collectively, unless otherwise noted or required by the context. Subsidiaries other than Knewco and Caribe are sometimes referred to herein as "Acquired Subsidiaries".

             (b)  There are, and will be at the Effective Time,
   (i) no securities of the Company or any Subsidiary convertible into or exchangeable for capital stock or other ownership interests in any Subsidiary, (ii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock of or other ownership interests in, or any securities convertible into or exchangeable for any capital stock of or ownership interests in, any Subsidiary; and (iii) no securities of any Subsidiary other than capital stock of such Subsidiary owned by the Company (collectively "Subsidiary Securities"). There are, and will be at the Effective Time, no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

             3.4  Authority; Due Authorization; Valid Obligation;
                  Fairness Opinion.

             (a) The Company and Knewco have, and will have at the Effective Time, all requisite corporate power and authority to exe-cute and deliver this Agreement and the further agreements contemplated by this agreement to be executed and delivered by them (the "Additional Agreements") and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company has unanimously approved the Merger and this Agreement. Except for the approval of the Merger by the Company's stockholders as required by the BCL, the Company and Knewco have taken all cor-porate action necessary for the execution and delivery by them of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby. In addition, the Board of Directors has taken all requisite action such that (i) the supermajority provisions of Article NINTH of the Company's Certificate of Incorporation will not be applicable to the Merger and (ii) the freezeout and special shareholder voting requirements imposed by Section 912 of the BCL will not be applicable to the Merger.

             (b) This Agreement constitutes, and will constitute at the Effective Time, the valid and binding obligation of the Company and Knewco, enforceable against the Company and Knewco in accordance with its terms. When executed and delivered by the Company and Knewco, the respective Additional Agreements to which they are parties will constitute the valid and binding obligations of the Company and Knewco, enforceable against the Company and Knewco, respectively, in accordance with their respective terms.

             (c) The Board of Directors of the Company has received the opinion of Smith Barney Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of Company Shares in the Merger and shares of Knewco to be received by them pursuant to the Divestiture (if applicable), taken together, are fair to such holders from a financial point of view (copies of which have been delivered to Sensormatic), and such opinion has not been withdrawn, revoked or modified in any material respect.

             3.5 No Conflicts or Defaults. The execution and de-livery of this Agreement and the Additional Agreements and the con-summation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or any Subsidiary; or (b) except as set forth in Item
   3.5 of the Disclosure Schedule, with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any agreement, mortgage, indenture, lease, instrument, permit or license to which the Company or any Subsidiary is a party or by which it or any of its assets is bound, or any judgment, or-der or decree, to which it or any of its assets is subject,
   (ii) result in the creation of, or give any party the right to create, any Lien upon the Company, any Acquired Subsidiary or any of their respective assets or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which the Company or any Acquired Subsidiary is a party or by which any of them or their assets are bound, except any such violation, conflict, breach, default, loss of rights, Lien, termination or failure of performance referred to in this clause (b) as will not, singly or in the aggregate,
   (x) have a Material Adverse Effect or (y) materially adversely affect the consummation of the transactions contemplated by this Agreement.

             3.6  Copies of Charter Documents and Stock Records.

             (a) Correct and complete copies of the Certificate of Incorporation, By-laws and other organizational or governing instruments of the Company and each Subsidiary, in each case as amended to the date hereof, have been furnished to Sensormatic by the Company. Such documents contain full details of the rights and restrictions attached to the share capital of each Acquired Subsidiary and have attached to them copies of all resolutions and agreements as are required by applicable law to be delivered to any Secretary of State, Registrar of Companies or similar governmental official or office.

             (b) The Company has made available to Sensormatic correct and complete copies of the minute books, stock ledgers or other statutory books of the Company and each Subsidiary.

             3.7 Authorizations. No authorization, approval, order, license, permit or consent of, or filing or registration with, any federal, state, foreign, provincial or local court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by the Company or Knewco of this Agreement, the Additional Agreements and/or the Merger, except (a) as set forth in Item 3.7 of the Disclosure Schedule, (b) the filing of Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of the State of New York (and receipt of clearance from the New York State Department of Taxation), (c) any filing required to be made, and the expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder with respect to the transactions con-templated by this Agreement (the "HSR Conditions"), (d) any applicable European regulatory approvals or consents, (e) the filing and distribution to the Company stockholders of the Proxy Statement (as such term is defined in Section 3.18) and any applicable registration with respect to the stock of Knewco issued pursuant to the Knewco Stock Distribution, (f) approval and adoption of this Agreement and the Merger by the Company's stock-holders and (g) such other authorizations, approvals, licenses, permits, consents, filings or registrations which, if not obtained or made, the failure to obtain or make would not have a Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated by this Agreement.

             3.8  Periodic Filings; Financial Statements.

             (a) The Company has furnished to Sensormatic true and complete copies of its (i) Annual Reports on Form 10-K and Annual Reports to Shareholders for each of the three fiscal years ended February 28, 1994 as filed with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Reports on Form 10-Q for the quarter ended May 31, 1994, as filed with the SEC, (iii) the proxy statements relating to the meetings of the Company's stockholders on August 26th, 1993 and August 15, 1994, and (iv) all other reports or registration statements filed by the Company with the SEC since February 29, 1992 (collectively, the "Company SEC Documents"). As of their respective dates, all of the Company SEC Documents complied in all material respects with the Securities and Exchange Act of 1934 (the "Exchange Act") or Securities Act of 1933 (the "Securities Act"), as applicable, and the applicable rules and regulations of the SEC thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circum-stances under which they were made, not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed.

             (b) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the "Financial State-ments") were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, are recon-cilable to the books and records of the Company and present fairly the financial position of the Company as at the dates thereof and the results of its operations, cash flows and changes in financial position for the periods then ended, except, in the case of such unaudited financial statements, for the omission of footnote information and for year end audit adjustments which are not, singly or in the aggregate, material.

             (c) Except as described in Item 3.8(c) of the Disclosure Schedule, the consolidating financial statements of the Company for the fiscal year ended February 28, 1994 and the fiscal quarter ended May 31, 1994, and the FAS 13 calculation of total revenues by country for the fiscal year ended February 28, 1994 (the "FAS 13 Schedule") as previously furnished by the Company to Sensormatic, including the respective balance sheets of the Acquired Subsidiaries as of May 31, 1994 included therein (the "Acquired Subsidiary Balance Sheets"), are reconcilable to the Financial Statements and the books and records of the Company, present fairly the matters referred to therein, and, except as to the FAS 13 Schedule, were prepared on a basis consistent with past practice.

             (d) As of May 31, 1994, except as set forth in Item 3.8(d) of the Disclosure Schedule, neither the Company nor any Subsidiary had any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due ("Liabilities"), material to the Company and required by GAAP to be so disclosed or provided for, which were not disclosed or provided for in the unaudited consolidated balance sheet of the Company as of May 31, 1994, included in the Company's Report on Form 10-Q for the fiscal quarter then ended or the notes thereto (including the notes to the audited consolidated financial statements of the Company as of February 28, 1994 included in the Company's Annual Report on Form 10-K for the fiscal year then ended) (the "May Balance Sheet") and the applicable Acquired Subsidiary Balance Sheets. From May 31, 1994 through the date of this Agreement, except as set forth in Item 3.8(d) of the Disclosure Schedule, to the Company's knowledge, neither the Company nor any Subsidiary has incurred any such liabilities or contingent liabilities outside of the ordinary course of business, which, individually or in the aggregate, are likely to have a Material Adverse Effect, other than the Merger and the transactions contemplated hereby (and the Company's investigation of alternative transactions). All such liabilities or contingent liabilities since May 31, 1994 are fully reflected or reserved on the books and records of the Company or the applicable Subsidiaries, as the case may be.

             (e) The books and records of each Acquired Subsidiary are up-to-date and have been maintained in all material respects in accordance with all applicable local accounting and filing requirements on a proper and consistent basis and in all material respects contain a complete and accurate record of all matters required to be dealt with therein.

             3.9  Assets.

             (a) Set forth in Item 3.9(a) of the Disclosure Schedule is a complete and correct list of all material Liens to which the Company's or any Subsidiary's assets are subject.

             (b) Set forth in Item 3.9(b) of the Disclosure Schedule is a list of all real property owned or leased by the Company anywhere in the world (the "Realty"), identifying which of the Realty is to be divested pursuant to the Divestiture. All material leases pursuant to which the Company or any Subsidiary leases real or personal property from others are in good standing, valid and effective in accordance with their respective terms.

             3.10  Ordinary Course; No Material Adverse Effect.
   Except as set forth in Item 3.10 of the Disclosure Schedule, since May 31, 1994, other than the Merger and the transactions contemplated hereby (and the Company's investigation of alternative transactions), the Company has conducted the Business and main-tained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course; has not, to the Company's knowledge, suffered a Material Adverse Effect through the date of this Agreement; and has not taken any action which if taken after the date hereof would constitute a breach of
   Section 5.1.

             3.11  Permits; Compliance with Law.

             (a) Except as set forth in Item 3.11(a) of the Disclosure Schedule, no Permits required for or applicable to the operations of the Company and the Acquired Subsidiaries outside the Knewco Territory will terminate as a result of the transactions contemplated by this Agreement, except any such Permits the termination of which will not, singly or in the aggregate, have a Material Adverse Effect.

             (b) The plants, structures and equipment, whether owned or leased, which are currently used by the Company conform to all applicable laws, orders, regulations, ordinances or governmental or contractual requirements relating to their construction, use and operation, including, without limitation, all laws concerning the disposal or release of hazardous substances, public health and safety, or pollution or protection of the environment, except any such instances of noncompliance as do not, singly or in the aggre-gate, have a Material Adverse Effect. Except for violations that, individually or in the aggregate, do not and are not likely to have a Material Adverse Effect, the Business has not been, and is not being, conducted in violation of any law, ordinance, rule or regulation.

             3.12  Taxes.

             (a) The Company and each Subsidiary has filed all federal, state, foreign, provincial and local returns, notices, reports and computations (collectively, "returns") which were required to be filed prior to the date hereof in respect of all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains (capital or otherwise), with-holding, payroll, property, value-added, sales, use, supplies, net wealth, net worth, asset value, turnover, added value, benefits provided or deemed by applicable law to be provided to employees or any other matter, and statutory, franchise, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, without limitation, social security contributions), customs, import and excise taxes, duties and assessments in each case, whenever imposed and in respect of any person (including an obligation to contribute to the payment of Taxes (as hereinafter defined) on a consolidated, combined or unitary basis) (together, and together with any related penalties, fines, charges, costs and interest, "Taxes"). Each such return is complete and accurate in all material respects, and the Company has paid or made provision in the May Balance Sheet (and the Acquired Subsidiaries have paid or made provision in their respective Acquired Subsidiary Balance Sheets) or, since May 31, 1994, in their respective books and records for (i) payment of all Taxes shown to be due on such returns or reports, (ii) assessments received with respect thereto, and (iii) any Taxes which otherwise may be due with respect to periods ending on or prior to the date hereof, other than such Taxes as are being contested in good faith and for which adequate reserves have been established and reflected on the May Balance Sheet or as described in Item 3.12(a) of the Disclosure Schedule. Notwithstanding the foregoing, in the event the Company failed to file any non-material foreign, state, local or provincial returns, or failed to pay any related Taxes (provided the amounts thereof are not, singly or in the aggregate, material), this representation shall not be deemed to have been breached. Except as set forth in Item 3.12(a) of the Disclosure Schedule, neither the Company nor any subsidiary has received notice of any claims pending or threatened for taxes against the Company or any Subsidiary for periods ending on or before the date hereof. Except as set forth in Item 3.12(a) of the Disclosure Schedule, no tax return of the Company or any Subsidiary is currently under audit or examination by any governmental authority, or, to the Company's knowledge, proposed to be audited or examined, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the Subsidiaries. The Company has not received notice of any proposed deficiency with respect to any of its income tax returns.

             (b) Each Acquired Subsidiary has been resident for taxation purposes in its country of incorporation (or, as appropriate, the country of which the State or Province in which it is incorporated forms part) and nowhere else at all times since its incorporation and will be so resident at the Effective Time. Each Acquired Subsidiary and any other company which has been treated as a member of the same group of companies as any Acquired Subsidiary for the purpose of value added or similar Taxes (including turnover Taxes) has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to such value added or turnover taxes, including the terms of any agreement reached with any appropriate taxation authority.

             (c) Each of the Acquired Subsidiaries (other than Knogo Equipamentos de Seguranca, Lda.) and Caribe have engaged and will have engaged in the active conduct of a trade or business within the meaning of Code Section 355(b) throughout the five-year period ending at the Effective Time. The assets transferred to Knewco (other than the stock of Caribe) as provided in Section 2 hereof and the Divestiture Agreement shall constitute a trade or business within the meaning of Code Section 355(b) that was actively conducted throughout the five-year period ending at the Effective Time. Except as set forth in Item 3.12(c) of the Disclosure Schedule, neither the Company nor any Subsidiary acquired an active trade or business that represents more than 50% of the assets of the Company or such Subsidiary, as applicable, during the five-year period ending as of the Effective Time. Provided the Knewco Stock Distribution occurs, each of Knewco and Caribe intends to engage in the active conduct of a trade or business within the meaning of Code Section 355(b) after the Effective Time.

             (d) So far as the Company is aware, except as set forth on Schedule 3.12(d) of the Disclosure Schedule, no material deduction or other taxation benefit in respect of any Taxes has been claimed and/or given to the Company or any Acquired Company which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising in the ordinary course of business, or as a result of the transactions contemplated hereby. Neither the Company nor any Acquired Subsidiary has made or filed for, nor is it required by any law or regulation to make or file for, any change of accounting method that will result in its reporting taxable income for any period after the Effective Time.

             3.13  Employee Benefits.

             (a) The Company's Retirement Savings 401(k) Plan (the "401(k) Plan") is the only "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary has any liability or obligation. The 401(k) Plan and each bonus, pension, retirement, profit sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, severance, or other plan, or agreement providing benefits to any current or former employees, officers or directors of the Company or any Subsidiary or to which the Company or any Subsidiary has any liability or obligation (collectively, the "Company Benefit Plans"), and any related trust, complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such Company Benefit Plan and with the applicable provisions of ERISA, the Code and other applicable United States or foreign laws. All necessary government approvals for each Company Benefit Plan have been or will be obtained on a timely basis. The Company has no liability (contingent or otherwise) with respect to any terminated Company Benefit Plan. Except as set forth in Item 3.13(a) of the Disclosure Schedule, since March 1, 1992, neither the Company nor any Subsidiary has amended any Company Benefit Plan to include any provision that would apply in the event of a change of control of the Company or a Subsidiary or which would materially increase the cost of such Company Benefit Plan.

             (b)   Set forth in Item 3.13(b) of the Disclosure
   Schedule is a list of all union retirement, pension, or welfare plans to which the Company or any Subsidiary is obligated to contribute. The Company does not maintain, and is not obligated to maintain, any "multi employer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

             (c) The Company and each Acquired Subsidiary has, in relation to each of its employees (and to the extent relevant, to each of its former employees), complied in all material respects with all obligations imposed on it by Article 119 of the Treaty of Rome and all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union and has maintained current, adequate and suitable records regarding the service of each of its employees, and all collective agreements and current customs and practices dealing with such relations or the conditions of service of its employees.

             3.14 Litigation. Except as described in Item 3.14 of the Disclosure Schedule, there is no claim, action, suit, proceeding, investigation or criminal proceeding, at law or in equity, before any national, state or provincial, local or other governmental authority, court, arbitration tribunal or other forum (collectively, "Proceedings") pending against the Company, and the Company has not received notice of any threatened Proceedings, which, if adversely determined, would, singly or in the aggregate, have a Material Adverse Effect or would materially adversely affect consummation of the transactions contemplated by this Agreement, or which challenges the validity or propriety of the transactions con-templated by this Agreement. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or relating to the Company or its assets.

             3.15  Agreements and Commitments.

             (a) Set forth in Item 3.15(a) of the Disclosure Sched-ule is a complete list of all of the following instruments to which the Company or any Subsidiary is a party ("Listed Instruments"):
   (i) each employment, consulting, severance or other similar agreement (including any "golden parachute" or similar arrangement) with any employee, consultant, sales or manufacturers representa-tive, officer, director or stockholder of the Company (or any company which is controlled by any such individual) whose total rate of annual remuneration, including the fair market value of all non-cash "personal benefits" received by any such individual or company, exceeds $100,000; (ii) each lease requiring the payment of rentals aggregating at least $100,000 per annum, pursuant to which real or personal property is leased to the Company; (iii) each loan, guaranty or other agreement or instrument evidencing indebtedness for monies borrowed by or credit available to the Company, including any "off balance sheet" financings (such as factoring, sale of accounts receivable, leases or other accounts (with or without recourse), "swaps", etc.), or any guaranty of an obligation by the Company, in excess of $100,000; (iv) each distribution, dealership, franchise or similar agreement; (v) each partnership, joint venture, shareholders or similar agreement;
   (vi) any licenses to or by the Company of Intellectual Property (as such term is defined in Section 3.16) which are material to the Business; (vii) any covenants not to compete or similar restrictions on the conduct of the Business; and (viii) each other contract, commitment or understanding (not disclosed in any other Item of the Disclosure Schedule or in the notes to the Financial Statements), and which (i) involves in excess of $100,000, and
   (ii) was entered into other than in the ordinary course of business.

             Except as set forth in the applicable Item of the Disclosure Schedule, (x) a true and complete copy of each written Listed Instrument has been furnished to Sensormatic, (y) none of the Listed Instruments (other than any thereof to be assigned to and assumed by Knewco) will be subject to termination or renego-tiation as a result of the consummation of the transactions contemplated by this Agreement and (z) the Company is not in breach or default in any material respect under any of the Listed Instru-ments, except any such termination, renegotiation, breach or default as will not, singly or in the aggregate, have a Material Adverse Effect. The Company has no knowledge of any other material breach or default under any Listed Instrument by any other party thereto or by any other person, firm or corporation bound thereby.

             (b)   Set forth in Item 3.15(b) of the Disclosure
   Schedule is a correct and complete list of any union or collective bargaining contracts with respect to any employees of the Company or any Subsidiary, and except as set forth in Item 3.15(b) of the Disclosure Schedule, there has not been, nor has the Company received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or any Subsidiary.

             3.16 Intellectual Property. The Company owns or has valid and enforceable rights with respect to all inventions, improvements, discoveries, processes, formulae, know-how, infor-mation, tooling and other designs, specifications, computer software programs, processes, algorithms, related documentation, patents, patent applications, and trademarks, trade names, service marks and copyrights (whether or not registered) and any registrations or applications for the registration of any thereof and all rights of similar or equivalent effect however or wherever arising (together, the "Intellectual Property") which are necessary and sufficient in all material respects to conduct the Business as currently conducted or proposed to be conducted throughout the world. The Company holds the Intellectual Property owned by it free of any Liens or contractual or other restrictions other than the rights of licensors. All written or oral agreements or other instruments to which the Company is a party which relate in whole or in part to any Intellectual Property are listed under Section 3.15(a). Any authors or other co-holders of any such Intellectual Property have assigned all of their rights therein to the Company. The Company is the exclusive owner of the Knewco Patent Rights and Product Technology (as such terms are defined in the License Agreement) and has the unrestricted right to license the same to Sensormatic. The Knewco Patent Rights are the only United States and Canadian patent rights with respect to the Products (as such term is defined in the License Agreement) and the Product Technology and the Trademarks (as such term is defined in the License Agreement) are the only trademarks used by the Company in the United States and Canada with respect to the Products. Except as set forth in Item 3.16 of the Disclosure Schedule, the Company has not received any claims that it or its Intellectual Property has infringed the rights of any third party.

             3.17 Brokers. Except as set forth in Item 3.17 of the Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connec-tion with the transactions described in this Agreement based upon arrangements made by or on behalf of the Company or any stockholder thereof.

             3.18 Information Supplied. None of the information to be supplied by or on behalf of the Company for inclusion or incor-poration by reference in the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC by Sensormatic in connection with the issuance of shares of Sensormatic Common Stock in the Merger, including the Proxy Statement of the Company with respect to the Merger to be included therein (the "Proxy Statement"), and including any amendments or supplements thereto, shall, at the time the Registration Statement becomes effective under the Securities Act, the time of mailing of such Proxy Statement to the stockholders of the Company or, in the case of any subsequent amendment or supplement thereto, the date thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             3.19 Disposition by Stockholders. There is no plan or intention on the part of the Company stockholders who own five percent or more of the Company Shares (as of the date of this Agreement and as of the Closing Date), and to the best of the knowledge of management of the Company, on the part of the remaining Company stockholders (as of the date of this Agreement and as of the Closing Date), to sell, exchange or otherwise dispose of (a) stock of the Company (prior to the Effective Time, by exercise of dissenters rights, or otherwise), (b) shares of Knewco received by them pursuant to the Divestiture, or (c) shares of Sensormatic received by them pursuant to the Merger (including fractional shares), so that those Company stockholders shall retain, in the aggregate, less than (i) 50% of the stock of Knewco, or (ii) a number of shares of Sensormatic having a value that is equal to 50% of the value of the Company immediately after the Divestiture.

             3.20 Miscellaneous. To the Company's knowledge, all representations and warranties of the Company set forth in this Agreement, all information set forth by the Company in the Disclosure Schedule or any schedules or exhibits hereto or thereto, and all written responses of the Company to Sensormatic pursuant to Sensormatic's written requests for other information, were, as of the date of which they were made or given, true, accurate and complete in all material respects and not misleading in any material respect. For purposes of this Section 3.20, materiality shall be determined in relation to the Company and its consolidated subsidiaries, considered as a whole, but not including the assets and business to be included in Knewco pursuant to the Divestiture.

             4.    Representations and Warranties of Sensormatic.
   Sensormatic represents and warrants to the Company as follows:

             4.1 Due Incorporation and Qualification. Sensormatic is, and will be at the Effective Time, a corporation duly incor-porated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its busi-nesses in the places and in the manner currently conducted and all material Permits required to conduct its business as now conducted. Sensormatic is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Sensormatic and its subsidiaries, considered as a whole.

             4.2 Authority; Due Authorization; Valid Obligation. Sensormatic has, and will have at the Effective Time, all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consum-mate the transactions contemplated hereby and thereby. Sensormatic has taken all corporate action necessary for the execution and delivery by it of this Agreement and such Additional Agreements and for the consummation of the transactions contemplated hereby and thereby, and this Agreement constitutes and will constitute at the Effective Time, and such Additional Agreements, when executed and delivered, will constitute, the valid and binding obligations of Sensormatic, enforceable against Sensormatic in accordance with their respective terms.

             4.3 No Conflicts or Defaults. The execution and de-livery by Sensormatic of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not
   (a) contravene the Certificate of Incorporation or By-Laws of Sensormatic or (b) with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any material agreement, mortgage, indenture, lease, instrument, permit or license to which Sensormatic is a party or by which it or any material portion of its assets are bound, or any judgment, order or decree to which it or any material portion of its assets are sub-ject, (ii) result in the creation of, or give any party the right to create, any Lien upon any material portion of its assets, or
   (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which Sensormatic is a party or by which it or any of its assets is bound, except any such violation conflict, breach, default, loss of rights, Lien, termination or failure of performance referred to in this clause (b) as will not, singly or in the aggregate, (x) have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Sensormatic and its consolidated subsidiaries, considered as a whole, or (y) materially adversely affect the consummation of the transactions contemplated by this Agreement.

             4.4   Authorizations.  Except as set forth in
   Schedule 4.4, no authorization, approval, order, license, permit or consent of, or filing or registration with, any federal, state, foreign, provincial or local court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by Sensormatic of this Agreement and the Additional Agreements to which it is a party, except for (a) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of the State of New York (and receipt of clearance from the New York State Department of Taxation), (b) the HSR Conditions, (c) any applicable European regulatory approvals or consents, (d) the filing and effectiveness of the Registration Statement under the Securities Act, (e) such filings or registrations as may be required by appli-cable state securities or "blue sky" laws, (f) approval and adoption of this Agreement and the Merger by the Company's stockholders, or (f) such other authorizations, approvals, licenses, permits, consents, filings or registrations which, if not obtained or made, the failure to obtain or make would not have a material adverse effect on the business, financial condition or results of operations of Sensormatic and its subsidiaries, considered as a whole, or materially adversely affect the consummation of the transactions contemplated by this Agreement.

             4.5 Litigation. There are no Proceedings pending against Sensormatic, and Sensormatic has not received notice of any threatened Proceedings against it which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Sensormatic and its subsidiaries, considered as a whole, or would materially adversely affect consummation of the transactions contemplated by this Agreement, or which challenges the validity or propriety of the transactions contemplated by this Agreement.

             4.6 SEC Documents. Sensormatic has furnished to the Company true and complete copies of each report, registration statement and definitive proxy statement filed by Sensormatic with the SEC since June 30, 1993 (the "Sensormatic SEC Documents"), which are all of the documents that Sensormatic was required to file with the SEC since such date. As of their respective dates, the Sensormatic SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the applicable rules and regulations of the SEC thereunder, and none of the Sensormatic SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the state-ments therein, in light of the circumstances under which they were made, not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the - Sensormatic SEC Documents have been so filed. The consolidated financial statements of Sensormatic contained in the Sensormatic SEC Documents were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Sensormatic and its consolidated subsidiaries as at the dates indicated and the consolidated results of operations and consolidated cash flows of Sensormatic and its consolidated subsidiaries for the periods then ended, except as indicated in the notes thereto, and except, in the case of unaudited interim finan-cial statements, for the omission of footnote information and year-end audit adjustments which are not, singly or in the aggregate, material.

             4.7 Ordinary Course; No Material Adverse Change. Since March 31, 1994, except as reflected in the Sensormatic SEC Documents, Sensormatic has conducted its business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course, and, to Sensormatic's knowledge, from March 31, 1994 through the date of this Agreement, there has not been any material adverse change in the business, condition (financial or otherwise) or results of operations of Sensormatic and its consolidated subsidiaries, considered as a whole.

             4.8 Registration Statement. None of the information included or incorporated by reference in the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act or the date of such information incorporated by reference, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Sensormatic with respect to statements made or incorporated by reference in the Registration Statement based upon information supplied by the Company for inclusion therein.

             4.9 Sensormatic Common Stock. At the Effective Time, the Sensormatic Common Stock to be issued pursuant to the Merger
   (i) will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be issued in violation of any preemptive rights, (ii) will be registered under the Securities Act pursuant to the Registration Statement, and
   (iii) will have been approved for listing on the NYSE, subject to notice of issuance.

             4.10 Miscellaneous. To Sensormatic's knowledge, all representations and warranties of Sensormatic set forth in this Agreement and all information set forth by Sensormatic in any sche-dules or exhibits hereto or thereto were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or omits or omitted any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is made, not false or misleading. For purposes of this
   Section 4.10, materiality shall be determined in relation to Sensormatic and its consolidated subsidiaries, considered as a whole.

             5.    Pre-Closing Agreements.

             5.1 Preserve the Company's Business. Between the date of this Agreement and the Effective Time, the Company shall, in all material respects, except in connection with the Divestiture and/or its exploration of the sale of Knewco in accordance with this Agreement and the Divestiture Agreement, or actions to be taken pursuant to the express provisions of this Agreement, (a) preserve substantially intact the business organization of the Company and use its reasonable best efforts to keep available the services of the Company's present officers and key employees and preserve the Company's present relationships with persons having significant business relations therewith and (b) conduct the Company's Business only in the ordinary course. Without limiting the generality of the foregoing, except in connection with the Divestiture and/or its exploration of the sale of Knewco in accordance with this Agreement and the Divestiture Agreement, or actions to be taken pursuant to the express provisions of this Agreement, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of Sensormatic in each instance, (i) except pursuant to Company Options in effect on the date hereof, issue any shares of its capital stock, any security convertible into or exchangeable for its capital stock or any option, warrant or other right to acquire its capital stock, (ii) declare, set aside, or pay any dividend or make any distribution with respect to any Company Shares or other capital stock of the Company or any Subsidiaries, except from any Subsidiary to the Company or any Acquired Subsidiary, (iii) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any Company Shares or other capital stock or other ownership interest of any party (except transfers among the Subsidiaries and the Company, other than to Knewco or Caribe), (iv) effect a split or reclassification of its capital stock, or a recapitalization, (v) amend its Certificate of Incorporation or By-laws, (vi) except as required by law, (A) grant or make any change in control, severance or termination payments to any officer or employee except pursuant to plans or agreements in existence on the date hereof, (B) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director, employee or consultant, (C) increase benefits payable under any existing severance or termination pay policies or agreements, or (D) pay, provide for, or grant any increase in (or commit, orally or in writing, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable to or to become payable to, or of any bonus, insurance, pension or other employee benefit plan benefitting any director, officer, employee or consultant, except for normal merit and cost of living increases, and except as required by the terms of contracts or agreements in effect on the date hereof, (vii) merge or consolidate with any other corporation or acquire a material amount of assets constituting all or substantially all of the assets of any person, or otherwise enter into any material transaction, contract or commitment other than in the ordinary course of business, (viii) assume or guarantee any debt for borrowed money other than in the ordinary course of business, on terms consistent with past practice, (ix) sell, lease, license, encumber or otherwise dispose of any material properties or assets other than the sale or lease of inventory in the ordinary course and consistent with past practice, (x) make any revaluation of the assets of the Company or any of its Subsidiaries, including, without limitation, write-downs of inventory or write-offs of accounts receivable, other than in the ordinary course of business and consistent with past practice, or (xi) except as required by GAAP, change any of its accounting methods, principles or practices. The Company shall use its best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for the Company. In addition, during such period, Sensormatic shall be consulted as to all substantive operational decisions of the Company (excepting matters relating to its operations in the Knewco Territory), and the Company shall keep Sensormatic fully informed, and provide to Sensormatic such access to its premises, employees and information as it requests, with respect to the Company's business outside the Knewco Territory.

             5.2 Preserve Accuracy of Representations and War-ranties; Updates. Between the date of this Agreement and the Effective Time, each of the Company, Sensormatic and Knewco shall refrain from taking, without the prior written consent in each instance of Sensormatic or the Company, as applicable, any action which would render any of the representations or warranties set forth in Sections 3 or 4 inaccurate in any material respect as of the Effective Time, and shall notify the other promptly of the oc-currence of any matter, event or change in circumstances known to it after the date hereof that would have been required to be dis-closed by it hereunder if it had occurred on or prior to the date hereof. Between the date of this Agreement and the Effective Time, the Company shall supply to Sensormatic or its representatives, on a monthly basis, copies of all internally generated financial statements, and such additional sales reports and financial and business information (other than detailed information relating to the operations of the Business in the Knewco Territory) as Sensormatic may reasonably request, which shall be prepared in a manner consistent with the manner in which they are now prepared.

             5.3 Further Investigation and Information. Between the date of this Agreement and the Effective Time, each of the Company and Sensormatic shall give to the other and its respective repre-sentatives full access during normal business hours, on reasonable prior notice, to such of their premises, files, books, records and employees as are reasonably required for due diligence purposes in connection with the transactions contemplated hereby, and shall cause their officers, employees and representatives to furnish such financial, operating and other data and information relevant to such purposes as the other shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the other party's business. Any information obtained in the course of such investigation shall be subject to the confidentiality agreements entered into or to be entered into between the Company and Sensormatic.

             5.4 Consents, Waivers and Filings. Upon the terms and subject to the conditions set forth in this Agreement, the Company, Sensormatic and Knewco shall use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the Merger, the Divestiture and the other transactions contemplated by this Agreement. Without limiting the foregoing, the parties shall cooperate to obtain from all relevant third parties and governmental authorities, including any trade unions or work councils, all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any agreement, lease, financing arrangement, license, Permit or other instrument or under any applicable law, rule or regulation, and to attempt to remove or vacate any legal prohibition or impediment to the consummation of the transactions contemplated hereby, including any of the matters referred to in Sections 6.7, 7.6 and 10.

             5.5 Subsequent Filings. Prior to the Effective Time, the Company shall timely and properly file with the SEC all Company SEC Documents required to be filed by the Company under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Sensormatic copies of each such report filed with the SEC.

             5.6 Preparation of Registration Statement. Sensormatic shall promptly prepare and file with the SEC the Registration Statement with respect to the Merger and shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act promptly after it is filed. Sensormatic shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Sensormatic Common Stock in the Merger. The Company shall cooperate with Sensormatic in the preparation of, and furnish such information concerning the Company as may be required to be included in, the Registration Statement (including the Proxy Statement included therein) or otherwise reasonably requested by Sensormatic, and take such actions as may reasonably be requested by Sensormatic in connection with the filing of the Registration Statement and any related "blue sky" filings and in causing the same to become effective. In the event that more than 90 days will have elapsed between the date of this Agreement and the mailing of the Proxy Statement, or if otherwise required to effect the Registration of the Sensormatic Common Stock pursuant to the Registration Statement, and if requested by Sensormatic, the Company will request its financial advisor to confirm in writing, for inclusion in the Proxy Statement, that nothing has come to its attention that would cause it to withdraw or modify its financial opinion in any material respect.

             5.7 Accountants' Letters. Sensormatic and the Company shall each use reasonable efforts to have their respective inde-pendent auditors deliver to the other a letter, addressed to the other and dated a date within two business days prior to the date that the Registration Statement becomes effective, in form and sub-stance reasonably acceptable to the other and customary in scope and substance for letters delivered by independent public accoun-tants in connection with registration statements such as the Registration Statement.

             5.8 Stockholders' Meeting. The Company shall call a meeting of the stockholders of the Company to be held within thirty days after the effectiveness of the Registration Statement or such earlier or later date as may be agreed upon by the Company and - Sensormatic, for the purpose of voting upon the adoption of this Agreement and in connection therewith shall furnish the Proxy Statement to such stockholders in accordance with the proxy rules under the Exchange Act and use its reasonable best efforts to cause them to approve and adopt the Merger and this Agreement as required under Section 903 of the BCL; and the Board of Directors of the Company shall recommend to the Company stockholders that they approve and adopt this Agreement.

             5.9 No Solicitation. The Company shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit or initiate the submission of proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination, liquidation, reorganization or similar transaction with, the Company or any material Acquired Subsidiaries (an "Acquisition Transaction"), or otherwise participate in such a proposal or offer. Notwithstanding the foregoing, (i) the Company may furnish information concerning its business, properties or assets which prior thereto had been furnished to Sensormatic to a person or group that makes a bona fide inquiry or proposal concerning any Acquisition Transaction, subject to a confidentiality agreement on terms substantially the same as that entered into between Sensormatic and the Company, and (ii) the Company may enter into discussions or negotiations with any such person or group concerning any proposed Acquisition Transaction, if the Board of Directors of the Company determines in good faith that
   (A) such person or group has the ability to consummate an Acquisition Transaction that is more favorable to the Company stockholders than the transactions contemplated by this Agreement and (B) that providing such information or entering into such discussions or negotiations will be in the best interests of the Company and its stockholders. In addition, the Company shall be authorized to explore potential transactions for the sale of the Knewco stock, provided that such transactions and the negotiations of the Company with respect thereto cannot reasonably be expected to impair or interfere with, or delay the consummation of, the transactions contemplated by this Agreement. The Company shall immediately advise Sensormatic of any inquiries or proposals relating to an Acquisition Transaction, including without limitation any offer contemplated by the following sentence, and of the commencement of any discussions or negotiations concerning any proposed Acquisition Transaction. Subject to Section 11.6, the Company may terminate this Agreement prior to the stockholder meeting contemplated by Section 5.8 upon receipt of a firm written offer to consummate such an Acquisition Transaction, if the Board of Directors of the Company has determined in good faith that such termination is in the best interests of the Company and its stockholders and, after receipt of the written opinion of counsel to such effect, that their fiduciary duties require that this Agreement be terminated. Nothing contained herein shall be construed to prohibit the Company from taking and disclosing to its stockholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act, or from making such other disclosure to stockholders which, in the judgment of the Company, on advice of counsel, may be required by law.

             5.10 Board Actions. The Board of Directors of the Company shall take all possible action on its part (i) such that the Merger will not be deemed a "Change in Control" for purposes of the Company's Plan for Severance Compensation or any similar plan or agreement (other than the employment agreements of Messrs. Nicolette and Abbott), and will not give rise to rights to severance payments in the event of the termination of any employees of the Company following the Merger pursuant to any such plans or agreements or otherwise and (ii) to confirm that the Rights will not be triggered prior to consummation of the Merger.

             5.11 Certain Tax Matters. The Company will use its best efforts to ensure that, in the event the Divestiture is effected through the Knewco Stock Distribution, the fair market value of the assets of the Company other than (i) the capital stock of Acquired Subsidiaries that have actively engaged during the five-year period ending on the Effective Time in a trade or business within the meaning of Section 355(b) of the Code (as interpreted by the Internal Revenue Service in its rulings guidelines, where applicable) and (ii) operating assets other than working capital, shall not exceed 10% of the net fair market value of the Company's total assets immediately following the effectiveness of the Divestiture.

             6. Conditions to the Obligations of Sensormatic. The obligations of Sensormatic under Section 1 of this Agreement are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

             6.1 Due Performance; Accuracy of Representations and Warranties. The Company and Knewco shall have performed in all material respects all obligations required by this Agreement to be performed by it at or prior to the Effective Time. All representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects. Sensormatic shall have received a certificate executed by the chief executive officer and the chief financial officer of each of the Company and Knewco, to the effect set forth in this Section 6.1, with respect to the Company's and Knewco's representations and warranties and due performance of and compliance with its obligations and conditions.

             6.2 Corporate Action. The Merger and this Agreement shall have been approved and adopted by the vote required by
   Section 903 of the BCL. Sensormatic shall have received copies, certified by the Secretary of the Company, of the resolutions of
   (i) the Board of Directors of the Company authorizing and approving the Merger and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the requisite majority under applicable law of the stockholders of the Company approving and adopting the this Agreement.

             6.3   Agreements.

             (a) The Divestiture Agreement shall have been executed and delivered by the Company and Knewco and the Divestiture shall have occurred in all respects in accordance therewith.

             (b) The Company and Knewco shall have executed and delivered the Supply Agreement and the License Agreement.


             6.4 Rights. The Rights shall be extinguished in the Merger.

             6.5   Legal Opinions.

             (a) Sensormatic shall have received an opinion of Stroock & Stroock & Lavan, counsel for the Company, dated the Effective Time, reasonably satisfactory in form and substance to counsel for Sensormatic and covering the matters set forth on
   Schedule 6.5.

             (b) Sensormatic shall have received an opinion of Christy & Viener, dated the Effective Time, to the effect that
   (i) the contribution of assets (including the stock of Caribe) to Knewco (the "Contribution") and the Divestiture will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (ii) the Company will recognize no gain or loss as a result of the Contribution;
   (iii) the Company will recognize no gain or loss on the distribution of the Knewco stock to its shareholders, as provided in Section 355(c) of the Code; (iv) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and (v) no gain or loss will be recognized by Sensormatic or the Company as a result of the Merger (provided, that clauses (i) through (iii) shall be applicable only in the event of a Knewco Stock Distribution); provided, that delivery of the opinion contemplated by this
   Section 6.5(b) shall not be a condition if Sensormatic shall have elected to pay a substantial portion of the merger consideration in cash. In rendering such opinion, Christy & Viener may receive and rely upon representations contained in this Agreement and on letters or certificates of Sensormatic, the Company, certain stock-holders of the Company or others.

             6.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

             6.7 Governmental Action; No Prohibition. The HSR Conditions shall have been satisfied. No law, regulation, order, decree or injunction binding on either of the parties shall then be in effect which would prevent consummation of the Merger or make it illegal, which (i) could not be avoided pursuant to Section 1.5(a),
   Section 8.3(b) and/or Section 10 and (ii) the violation of which would have material adverse consequences to either party.

             6.8 Resignations. Sensormatic shall have received resignations of such officers and directors of the Company and the Acquired Subsidiaries as shall have been requested by Sensormatic.

             7. Conditions to the Obligations of the Company. The obligations of the Company under Section 1 of this Agreement are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

             7.1 Due Performance; Accuracy of Representations and Warranties. Sensormatic shall have performed in all material respects all obligations required by this Agreement to be performed by it at or prior to the Effective Time. All representations and warranties of Sensormatic set forth in this Agreement shall be true and correct in all material respects. The Company shall have re-ceived a certificate executed by the chief executive officer and chief operating officer of Sensormatic to the effect set forth in this Section 7.1 with respect to Sensormatic's representations and warranties and due performance of and compliance with its obligations and conditions.

             7.2 Corporate Action. The Merger and this Agreement shall have been approved and adopted by the vote required by
   Section 903 of the BCL. The Company shall have received copies of the resolutions of the Boards of Directors or Executive Committee of Sensormatic, certified by the Secretary of Sensormatic, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

             7.3 Agreements. Sensormatic shall have executed and delivered its acknowledgement and acceptance, as of the Effective Time, of the Supply Agreement and the License Agreement.

             7.4   Legal Opinions.

             (a) The Company shall have received an opinion of Christy & Viener, counsel for Sensormatic, dated the Effective Time, reasonably satisfactory in form and substance to counsel for the Company and covering the matters set forth in Schedule 7.4.

             (b) The Company shall have received an opinion of Stroock & Stroock & Lavan, dated the Closing Date, to the effect that (i) the Contribution and the Divestiture will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (ii) the Company will recognize no gain or loss as a result of the Contribution;
   (iii) the Company will recognize no gain or loss on the distribution of the Knewco stock to its shareholders, as provided in Section 355(c) of the Code; (iv) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and (v) no gain or loss will be recognized by Sensormatic or the Company as a result of the Merger (provided, that clauses (i) through (iii) shall be applicable only in the event of a Knewco Stock Distribution); provided, that delivery of the opinion contemplated by this
   Section 7.4(b) shall not be a condition if Sensormatic shall have elected to pay more than 50% of the merger consideration in cash. In rendering such opinion, Stroock & Stroock & Lavan may receive and rely upon representations contained in this Agreement and on letters or certificates of Sensormatic, the Company, certain stockholders of the Company or others.

             7.5   Registration Statement; NYSE Listing.

             (a) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

             (b) The Shares of Sensormatic Common Stock issuable to the Company stockholders pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

             7.6 Governmental Action; No Prohibition. The HSR Conditions shall have been satisfied. No law, regulation, order, decree or injunction binding on either of the parties shall then be in effect which would prevent consummation of the Merger or make it illegal, which (i) could not be avoided pursuant to Section 1.5(a),
   Section 8.3(b) and/or Section 10 and (ii) the violation of which would have material adverse consequences to either party.

             7.7 Release of Lien. Arrangements satisfactory to the Company shall have been made for the release of any bank Liens on the Divested Assets.

             8.    Termination; Amendment; Waiver.

             8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of the Company and Sensormatic; (b) by either the Company or Sensormatic by written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or before the 270th day after the date hereof, (c) by the Company at any time after the 120th day following the date hereof, if the Company determines in good faith, concurred in by its counsel and after consultation with Sensormatic and Sensormatic's counsel, that the HSR Conditions are unlikely to be satisfied, (d) by either the Company or Sensormatic, by written notice to the other, if the Merger shall have been voted upon by the stockholders of the Company at a meeting duly convened therefor or any adjournment thereof and the vote shall not have been sufficient to satisfy the applicable requirements of Section 903 of the BCL; (e) by the Company, in accordance with Section 5.9; or (f) by Sensormatic, by two business days' advance written notice to the Company, at any time after the 15th business day following commencement by the Company or its representatives of any discussions or negotiations, or receipt by the Company of any offer, with respect to a potential Acquisition Transaction, if following commencement of such discussions or negotiations, or receipt of such offer, the Company fails or delays to timely and diligently carry out any of its obligations under Section 5 (such as cooperating in preparing and making necessary filings, supplying information requested by regulatory authorities, soliciting its stockholders, holding its stockholders meeting or otherwise taking necessary and appropriate steps to consummate the transactions contemplated hereby), which failure or delay is attributable, in whole or in part, to the Company's participation in such discussions or negotiations or consideration of such offer, unless prior to the end of the two-business day notice period following Sensormatic's giving of a notice of termination hereunder, the Company notifies Sensormatic that such discussions or negotiations have been terminated and any such offer has been withdrawn or rejected.

             8.2 Effect of Termination; Representations and Warranties. In the event of termination of this Agreement in accordance with Section 8.1, no party or parties hereto shall have any liability or further obligation to the other party or parties to this Agreement and Plan of Merger, except as provided in Section
   11.6 and except that the foregoing shall not relieve any party of liability for damages in the event of the breach by such party of its obligations under this Agreement. No claim may be made by any party hereto against any other party hereto or the affiliates, stockholders, directors, officers, employees, counsel or agents of any of them for any damages arising out of the breach or alleged breach of any representations and warranties contained in this Agreement or in any certificate or other document delivered pursuant to or in connection with this Agreement, and each party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

             8.3   Amendment; Extension; Waiver.

             (a) This Agreement (including the Exhibits hereto) may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the Company's stockholders, except as precluded by the GCL or the BCL. Any such amendment shall be in writing signed on behalf of each of the parties. At any time prior to the Effective Time, either the Company or Sensormatic may (i) extend the time for the performance of any of the obligations or other acts of the other party,
   (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

             (b) Without limiting the provisions of Section 8.3(a), the form of Divestiture Agreement attached hereto as Exhibit C, including the various Exhibits, Annexes and Schedules thereto as of the date hereof (as initialed or otherwise identified by the parties), reflects the various assets and liabilities to be included in the Divestiture or retained by the Company as of the date hereof. The parties acknowledge that, prior to the consummation of the Merger, the facts and circumstances reflected in such form of Divestiture Agreement, and/or such Exhibits, Annexes and Schedules, may change, possibly necessitating changes on some or all of such items. The parties agree that any revision of or amendment to the form of Divestiture Agreement (or the License Agreement or Supply Agreement), or any Attachment, Schedule or other attachment thereto, or the waiver of any provision thereof, shall require the consent of Sensormatic and the Company in each instance, provided, that the parties agree that if required to facilitate the consummation of the transactions contemplated hereby, they will, subject to the following sentence, make appropriate amendments to such agreements and, if applicable, a corresponding adjustment in the Merger Consideration per Share as contemplated by Section 1.5(a). Notwithstanding the foregoing or
   Section 1.5(a), neither party shall be required to make any such amendment which materially diminishes the benefit of the transactions contemplated by this Agreement and the Additional Agreements and which is not readily quantifiable for purposes of the adjustment contemplated by Section 1.5(a).

             9. Further Assurances. Whenever reasonably requested to do so by Sensormatic at or after the Effective Time, the Company and the officers and directors of the Company last in office at or prior to the Effective Time shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents, other instruments of assignment, transfer and conveyance, and any and all such further instruments and documents, in form reasonably satisfactory to Sensormatic as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in the Surviving Corporation all the right, title and interest of the Company in and to the Company's business and assets (subject to the Divestiture).

             10.   Delayed Transfers.

             10.1  Pending Transfers.

             (a) In the event that, prior to the Closing Date, any regulatory authority in any jurisdiction outside the United States has commenced any proceeding or investigation or issued an objection, or any other party has commenced an action in any such jurisdiction, in respect of the transfer to Sensormatic of the ownership (directly or through any Acquired Subsidiary) of the capital stock of any Acquired Subsidiary ("Acquired Subsidiary Stock") or any marketing rights and any other assets held by the Company or any such Acquired Subsidiary in such jurisdiction ("Other Assets"), or other similar circumstances exist which lead Sensormatic to determine, in its sole judgement, that it is not advisable to proceed with the transfer of such ownership on the Closing Date (any such proceeding, investigation, objection, action or circumstances hereinafter referred to as a "Proceeding"; and any acquisition of such Acquired Subsidiary Stock or Other Assets hereinafter referred to as a "Pending Transfer"), then, upon the request of Sensormatic, the Company shall transfer such Acquired Subsidiary Stock or Other Assets to Knewco in trust for the Company (and for Sensormatic as successor to the Company in the Merger) in connection with the Divestiture or otherwise or to an escrow agent or such other party as shall be designated by Sensormatic to hold such Acquired Subsidiary Stock and Other Assets in trust for the Company (and Sensormatic) pending either their transfer to Sensormatic or their other disposition, as hereafter provided in this Section 10.1 (Knewco or such escrow agent or other party, for the purpose of this Section 10.1, being sometimes referred to as the "Agent"), subject to the following provisions of this Section 10.1.

             (b) Until a final disposition of such Acquired Subsidiary Stock or Other Assets is effected pursuant to the provisions of this Section 10.1, Knewco and the Agent, if any, shall cooperate with Sensormatic in establishing any reasonable interim arrangements in compliance with applicable law in each such jurisdiction (such as contracting, licensing or leasing) so as to provide to Sensormatic, to the extent requested by Sensormatic, the economic benefits that are to be derived from (i) the business of each Acquired Subsidiary that is the subject of a Pending Transfer, and (ii) the Other Assets, and during such period the Agent shall hold each such business, and all such Other Assets, in trust, and such business shall be conducted, and such Other Assets shall be utilized, to the greatest extent possible, for the account of Sensormatic, or if Sensormatic is ultimately unable to successfully consummate such Pending Transfer, for such party as Sensormatic shall designate.

             (c) At such time as Sensormatic requests with respect to any such Pending Transfer, the Agent shall transfer to Sensormatic either such Acquired Subsidiary Stock or all of the Other Assets, to the greatest extent possible, in any case without payment of additional consideration to Knewco.

             (d) Upon the request of Sensormatic at any time and from time to time, but in no event later than the first anniversary of the Effective Time, the Agent shall promptly after any such request or such anniversary date sell or otherwise dispose of (at Sensormatic's expense, and in the manner, on the terms and to such party or parties, as shall be directed by Sensormatic) the capital stock or the assets of any such Acquired Subsidiary and any Other Assets as have not been transferred to Sensormatic pursuant to clause (iii) of Section 10.1(a), and the Agent shall hold in trust, pending prompt transfer to Sensormatic, any proceeds received from any such sale or disposition, net of any tax liability that the Agent may have to bear in connection therewith. (Any such proceeds retained for any tax liability of Knewco shall be transferred to Knewco if held by an Agent other than Knewco.)

             (e) Any expenses reasonably incurred by Knewco in connection with the transactions contemplated by this Section 10.1 shall be borne by Sensormatic.

             (f) No reduction of the merger consideration shall be made as a result of any matter referred to in this Section 10.1 or in Section 10.2, other than as expressly set forth in Section 1.5(a)(3) and 10.2 with respect to Escrowed Businesses having aggregate annual revenues exceeding $15,000,000.

             10.2  Prohibited Transfers.

             (a) If on the Closing Date there shall be in effect a law, regulation, order, decree or injunction binding on either of the parties (a "Prohibition") which would prevent or make illegal the transfer of ownership (directly or through any Acquired Subsidiary) of the stock or assets of any Acquired Subsidiary ("Acquired Subsidiary Stock") to Sensormatic as contemplated in this Agreement, then the Company shall transfer such Acquired Subsidiary Stock (the "Escrowed Business") to an escrow agent designated by Sensormatic and the Company (the "Escrow Agent") to hold such Escrowed Business in trust for the Company or Sensormatic, or, if Sensormatic makes an election under Section 10.2(d)(ii), for the Holders of Escrow Interests (as hereinafter defined), as may be applicable, as hereinafter provided in this
   Section 10.2. Until released, the Escrowed Businesses shall be managed by such qualified management firm or person as Sensormatic shall designate, with the approval of Knewco (which approval shall not be unreasonably withheld) or, if the parties agree, by Knewco.

             (b) In the event that the Escrowed Businesses referred to above are organized in countries for which there are Annual Revenues, in the aggregate, exceeding $15,000,000, and in recognition of the effect thereof on the value of the Company as a whole, the Exchange Value at the Effective Time shall be adjusted as set forth in Section 1.5(a)(3) and such adjustment shall be applicable to each Escrowed Business (and the respective country of its organization) pro rata based on the respective Annual Revenues for such country. In the event that the aggregate of such Annual Revenues is less than $15,000,000, there will be no such adjustment of the Exchange Value or the Merger Consideration per Share, all of which shall be distributed to the Company shareholders at the Effective Time (and in such case the disposition of the Escrowed Businesses shall be dealt with in the manner set forth in Section 10.1).

             In the event that there has been an adjustment in the Exchange Value as contemplated in this Section 10.2(b) and Section 1.5(a)(3), Sensormatic shall deposit with the Escrow Agent, at the Effective Time, the number of shares of Sensormatic Common Stock (registered in the name of the Escrow Agent) and/or the amount of cash that would have been included in the Merger Consideration per Share at the Effective Time with respect to all of the Outstanding Shares, but was not so included by virtue of any adjustment made pursuant to Section 1.5(a)(3) (in the aggregate, the "Deferred Merger Consideration"). (Any dividends or share distributions payable on such Sensormatic Common Stock during the escrow period shall be retained by the Escrow Agent and dealt with in the same manner as the Sensormatic Common Stock pursuant to paragraphs (c),
   (d) and (e) below and any cash held by the Escrow Agent shall bear interest to be dealt with in the same manner as the cash on which it accrued.)

             (c) At such time as any Escrowed Business is able to be transferred to Sensormatic, written notice of which shall be given to the Escrow Agent, the Acquired Subsidiary Stock comprising such Escrowed Business shall be delivered promptly to Sensormatic and the Deferred Merger Consideration (including any dividends or other distributions and interest relating thereto) applicable to such Escrowed Business shall be delivered as soon as practicable to the holders of the Company Shares as of the time of the Merger (or their permitted successors or assigns). (Such holders and their permitted successors and assigns are referred to in this Section
   10.2 as the "Holders of Escrow Interests.")

             (d) In the event that it is finally determined that any Escrowed Business will not be transferred to Sensormatic, written notice of which shall be given to the Escrow Agent, but in no event later than the first anniversary of the Effective Time (unless such period is extended by agreement between Knewco and Sensormatic, which agreement will not be unreasonably withheld), the Escrow Agent shall act with respect to the Escrowed Business or Businesses and the Deferred Merger Consideration as provided below, at the option of Sensormatic:


             (i) If so directed by Sensormatic, the Escrow Agent shall (x) deliver the Deferred Merger Consideration (including dividends or other distributions and interest relating thereto) relating to such Escrowed Business or Businesses as soon as practicable to the Holders of Escrow Interests, (y) sell or otherwise dispose of (at Sensormatic's expense, and in the manner, on the terms and to such party or parties, as shall be directed by Sensormatic) such Escrowed Business or Businesses, and (z) deliver to Sensormatic the proceeds received from the sale or other dispositions referred to in clause (x) above (and any tax resulting from such sale or other disposition shall be borne by Sensormatic); or

             (ii) If not otherwise directed by Sensormatic pursuant to clause (i) above, the Escrow Agent shall (x) deliver the Escrowed Business or Businesses to Knewco on behalf of the Holders of Escrow Interests and (y) return to Sensormatic any Sensormatic Common Stock (including any dividends or other distributions relating thereto) and any cash (including any interest relating thereto) which had been held by the Escrow Agent as Deferred Merger Consideration relating to such Escrowed Business or Businesses.

             (e)   Notwithstanding anything to the contrary in this
   Section 10.2, in the event that, at any time, there remain unreleased Escrowed Businesses and Escrowed Businesses that have been disposed of under Section 10.2(d) which are organized in countries with Annual Revenues, in the aggregate, of less than $15,000,000, written notice of which shall be given to the Escrow Agent, then all Deferred Merger Consideration remaining (including any dividends or other distributions or interest relating thereto) shall be delivered as soon as practicable to the Holders of Escrow Interests. Thereafter, the disposition of such remaining Escrowed Businesses shall be dealt with in the manner set forth in Section 10.1.

             10.3 Cooperation. Knewco and Sensormatic shall use their best efforts to have any Proceeding or Prohibition referred to in Sections 10.1 or 10.2 terminated, withdrawn or settled, and/or obtain a favorable approval, consent, final judgment, order or decree in connection with such proceeding in respect of and such Pending Transfer or Escrowed Business.


             11.   Miscellaneous.

             11.1 Entire Agreement. This Agreement, together with the schedules hereto, the Disclosure Schedule and the exhibits thereto, and together with the Divestiture Agreement, the Supply Agreement and the License Agreement, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by the Company and Sensormatic. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

             11.2 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

             If to Sensormatic:

                  Sensormatic Electronics Corporation
                  500 N.W. 12th Avenue
                  Deerfield Beach, Florida 33442
                  Attention: Corporate Counsel and Secretary
                             Facsimile No.: (305) 420-2561
                             and
                             Vice President of Corporate
                               Development
                             Facsimile No.: (305) 420-2964

             With a copy to:

                  Christy & Viener
                  620 Fifth Avenue
                  New York, New York 10020
                  Attention: Jerome M. LeWine, Esq.
                             Facsimile No.: (212) 632-5555

             If to the Company (prior to the Effective Time) or
   Knewco:

                  Knogo Corporation
                  350 Wireless Boulevard
                  Hauppauge, New York 11788
                  Attention: Thomas A. Nicolette
                             Facsimile No.: (516) 232-2812

             With a copy to:

                  Stroock & Stroock & Lavan
                  Seven Hanover Square
                  New York, New York 10004
                  Attention: David H. Kaufman
                             Facsimile No.: (212) 806-6006

             11.3 No Assignment; Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Neither the Company nor Knewco, on the one hand, nor Sensormatic, on the other, may assign its rights or delegate its obligations under this Agreement without the express written consent of Sensormatic or the Company, as applicable.

             11.4 Public Announcements. No public announcement or disclosure with respect to this Agreement and the transactions con-templated hereby shall be made for or on behalf of any party without prior consultation with the other party.

             11.5 Survival of Representations, Warranties and Agreements. None of the representations and warranties made by the Company, Sensormatic or Knewco in this Agreement, the Disclosure Schedule or any document or certificate delivered pursuant hereto shall survive the Effective Time. This Section 11.5 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

             11.6 Expenses.

             (a) In the event the Merger occurs, Sensormatic shall bear and pay all costs, expenses and fees incurred by the Company related to the transactions contemplated herein (including a Knewco Stock Distribution but not including a Knewco Sale), provided that such costs shall be reasonable for transactions of this nature and Sensormatic shall be kept fully informed of such costs periodically as incurred. Except as otherwise provided in this Section 11.6, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

             (b) If this Agreement is terminated for any reason other than any of the following: (i) a termination pursuant to clause
   (a), (d), (e) or (f) of Section 8.1, (ii) a termination by Sensormatic, based on the Company's failure to satisfy Section 6.1 and as permitted under Section 8.1(b), or (iii) as a result of the occurrence of a Designated Event (as defined below); then Sensormatic shall pay to the Company within 30 days after such termination an amount equal to $10,000,000.

             (c) If this Agreement is terminated as a result of the occurrence of a Designated Event, then Sensormatic shall pay to the Company within 30 days after such termination an amount equal to $4,000,000. A "Designated Event" shall mean any of the following:
   (i) the Company exercising its right to terminate this Agreement pursuant to clause (c) of Section 8.1; (ii) the U.S. Federal Trade Commission ("FTC") initiates any action or proceeding to enjoin the consummation of the Merger and/or the Divestiture and, notwithstanding the parties cooperating to the fullest extent and taking all other actions to facilitate the merger transaction, the FTC will not terminate such action or proceeding or allow the HSR Condition to be satisfied, and this Agreement is terminated by either party pursuant to clause (b) of Section 8.1 while the foregoing continues to be the case; or (iii) the condition in the second sentence of Section 6.7 or 7.6 is not satisfied and this Agreement is terminated by either party pursuant to clause (b) of
   Section 8.1 while such condition remains unsatisfied.

             (d) If (i) this Agreement is terminated by the Company pursuant to clause (e) of Section 8.1 or (ii) this Agreement is terminated by Sensormatic, based on the Company's failure to satisfy Section 6.1 and as permitted under clause (b) of Section 8.1, and an Acquisition Transaction is consummated with a third party within 9 months of such termination, then the Company shall pay to Sensormatic within 30 days after such termination (in the case of clause (i)) or 30 days after such consummation (in the case of clause (ii)) an amount equal to $4,000,000.

             (e) In addition, if an Acquisition Transaction referred to in Section 11.6(d) is consummated within 9 months after any termination referred to in such Section, then the Company shall pay to Sensormatic within 30 days after such consummation the Excess Amount (as defined below). The "Excess Amount" equals (i) 50% of the Excess Consideration (as defined below) minus (ii) $4,000,000. The "Excess Consideration" shall equal (x) the aggregate fair market value of the consideration received by the Company and/or its shareholders as a result of an Acquisition Transaction consummated with a third party minus (y) a sum equal to (A) the product of (I) $18.00 plus the fair market value of a Knewco Share as of the date hereof determined based on the assumption that the Knewco Share Distribution had been effected as of the date hereof substantially in accordance with the terms of the Contribution and Divestiture Agreement multiplied by (II) the sum of the number of Company Shares outstanding on the date hereof and the number of Company Shares subject to Company Options outstanding on the date hereof, minus (B) the aggregate exercise price under the Company Options outstanding on the date hereof. Unless otherwise agreed by the parties, the fair market value for purposes of this Section 11.6(e) shall be determined as provided in Section 11.12. If such Acquisition Transaction involves less than all or substantially all of the outstanding capital stock or assets of the Company, the "aggregate fair market value" of the consideration received by the Company and/or its shareholders in such transaction (as referred to above in this Section 11.6(e)) shall be increased to an amount equal to such consideration divided by the percentage of such stock or assets of the Company acquired in such Acquisition Transaction and multiplied by 100%.

             11.7 Alternate Structures. The parties may, by mutual agreement prior to the vote of the Company's Stockholders referred to in Section 5.8, revise the form of the transactions contemplated hereby. Without limiting the foregoing, if the Company reasonably requests to effect the Knewco Sale in the form of a sale of all or substantially all of the assets or other form other than the sale of Knewco stock, the parties will cooperate to effect such alternative form of transaction (and amend this Agreement and the Additional Agreements accordingly), provided that the respective rights and obligations of the Company, Sensormatic and Knewco (or a successor) under this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, as modified in order to accommodate such alternative transaction, shall be the same in all substantive respects as those contemplated by this Agreement and the Additional Agreements in the case of a Knewco Sale.

             11.8 Governing Law; Consent to Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto expressly and irrevocable submits to the non-exclusive personal jurisdiction of the United States District Court, Southern District of New York and to the jurisdiction of any other competent court of the State of New York in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein. Each party hereby waives the right to any other jurisdiction or venue to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 11.2.

             11.9 Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

             11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             11.11 Construction. Headings contained in this Agree-ment are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules (including the Disclosure Schedule) and Exhibits hereto, and references herein to Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

             11.12 Valuation Disputes. Any dispute as to the appro-priate amount of any adjustment to the Merger Consideration per Share and/or other adjustment or calculation contemplated by
   Section 1.5(a) shall be resolved by the parties in consultation with their respective financial advisors. If agreement cannot be reached on that basis, the respective financial advisers of the parties shall appoint a mutually acceptable investment banking firm to resolve such dispute as promptly as is practicable, whose determination shall be binding.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                               SENSORMATIC ELECTRONICS CORPORATION


                               By:/s/ RONALD G. ASSAF
                                   Ronald G. Assaf
                                   Chairman of the Board
                                     and President


                               KNOGO CORPORATION


                               By:/s/ THOMAS A. NICOLETTE
                                   Thomas A. Nicolette
                                   President



                               KNOGO NORTH AMERICA INC.


                               By:/s/ THOMAS A. NICOLETTE
                                   Thomas A. Nicolette

                                   President

                                                      EXHIBIT A TO
                                                      MERGER AGREEMENT


                    [Form of Delaware Certificate of Merger]


                              CERTIFICATE OF MERGER

                                       OF

                       SENSORMATIC ELECTRONICS CORPORATION

                                       AND

                                KNOGO CORPORATION


                    The undersigned corporation, organized and existing under and by virtue of the General Corporate Law of the State of Delaware,

          DOES HEREBY CERTIFY THAT:

                      (1)   The name and state of incorporation of
          each of the constituent corporations (the "Constituent
          Corporations") are as follows:

                            (a)  Sensormatic Electronics Corporation,
               incorporated under the laws of the State of Delaware;
               and

                            (b)  Knogo Corporation, incorporated under
               the laws of the State of New York ("Knogo
               Corporation").

                      (2)   An Agreement and Plan of Merger (the
          "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252 of the General Corporation Law of the State of Delaware (and by Knogo Corporation in accordance with the laws of the State of New York, its State of Incorporation).

                      (3) The surviving corporation is Sensormatic Electronics Corporation (the "Surviving Corporation").

                      (4)   The Certificate of Incorporation of
          Sensormatic Electronics Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

                      (5) The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is as follows:

                                   Sensormatic Electronics Corporation
                                   500 N.W. 12th Avenue
                                   Deerfield Beach, Florida  33442

                      (6) A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent
          Corporations.

                      (7)   The authorized capital stock of Knogo
          Corporation consists of: 20,000,000 shares of Common Stock, $.01 par value; 2,800,000 shares of Preferred Stock, $.01 par value; and 200,000 shares of Participating Cumulative Preferred Shares Series A, $.01 par value.


          Dated:           , 1994


                                        SENSORMATIC ELECTRONICS
                                             CORPORATION



                                        By:__________________________
                                           Name:
                                           Title:
          Attest:


          ____________________________
          Name:
          Title:

                                                      EXHIBIT B TO
                                                      MERGER AGREEMENT


               [Form of New York Certificate of Merger]


                         CERTIFICATE OF MERGER

                                  OF

                          KNOGO CORPORATION

                                 AND

                  SENSORMATIC ELECTRONICS CORPORATION

                                 INTO

                  SENSORMATIC ELECTRONICS CORPORATION

          (Under Section 907 of the Business Corporation Law)


               It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

               FIRST:    (a)  The name of the domestic constituent
          corporation is "Knogo Corporation" ("Knogo"). The date upon which Knogo's certificate of incorporation was filed by the Department of State of the State of New York is March 31, 1966.

                         (b)  The name of the foreign constituent
          corporation is "Sensormatic Electronics Corporation" ("Sensormatic", and together with Knogo, the "Constituent Corporations"), which was incorporated in the State of Delaware on May 27, 1968. An Application for Authority in the State of New York of Sensormatic to transact business as a foreign corporation therein was filed by the Department of State of the State of New York on September 26, 1973.

               SECOND:   The Board of Directors of each of the
Constituent Corporations has adopted an Agreement and Plan of Merger (the "Agreement and Plan of Merger") setting forth the terms and conditions of the merger of said corporations (the "Merger"). Pursuant to the Merger, Knogo is being merged into Sensormatic, and the surviving corporation shall be Sensormatic (the "Surviving Corporation").

               THIRD: As to each Constituent Corporation, the Agreement and Plan of Merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the Agreement and Plan of Merger, and the specification of each class and series entitled to vote as a class on the Agreement and Plan of Merger, as follows:
                           Knogo Corporation

Designation of    Number of      Designation     Classes and
each outstanding  outstanding    of class and    series entitled
class and series  shares of      series enti-    to vote as a
of shares         each class     tled to vote    class

Common Stock      __________     N/A             All shares vote


                  Sensormatic Electronics Corporation

Designation of    Number of      Designation     Classes and
each outstanding  outstanding    of class and    series entitled
class and series  shares of      series enti-    to vote as a
of shares         each class     tled to vote    class

Common Stock      __________     N/A             All shares vote




               FOURTH: The Merger was authorized in respect of Knogo by the vote of the holders of at least two-thirds of all outstanding shares of Knogo entitled to vote on the Agreement and Plan of Merger under Knogo's certificate of incorporation and by the class vote of the holders of at least a majority of all outstanding shares of each class which are denied voting power under such certificate of incorporation, but which are entitled to vote by class under paragraph
(a)(2) of Section 903 of the Business Corporation Law.

               FIFTH: The Merger is permitted by the laws of the State of Delaware, the jurisdiction of incorporation of Sensormatic, and Sensormatic is in compliance with said laws.

               SIXTH: The Surviving Corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of Knogo, for the enforcement of any liability or obligation of Sensormatic for which Sensormatic is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of Knogo to receive payment for their shares against Sensormatic.

               SEVENTH: Sensormatic agrees that, subject to the provisions of Section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the shareholders of Knogo the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of shareholders to receive payment for their shares.

               EIGHTH: Sensormatic hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of Section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address without the State of New York to which the said Secretary of State shall mail a copy of any process against Sensormatic served upon him is:

                         Sensormatic Electronics Corporation
                         500 N.W. 12th Avenue
                         Deerfield Beach, Florida  33442

               IN WITNESS WHEREOF, we have subscribed this document [on the date set forth below][on the date set forth opposite each of our names below] and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:  _______________, 19__.



                              _________________________________
                              Thomas A. Nicolette
                              [Chairman of the Board of Directors,]
                              President and Chief Executive Officer
                              Knogo Corporation

                                                  and


                              _________________________________

                              [Name]
                              [Secretary/Assistant Secretary]
                              Knogo Corporation



                              _________________________________
                              Ronald G. Assaf
                              Chairman of the Board of Directors,
                              President and Chief Executive Officer
                              Sensormatic Electronics Corporation

                                                  and




                              _________________________________
                              [Name]
                              [Secretary/Assistant Secretary]
                              Sensormatic Electronics Corporation
                              INDIVIDUAL

STATE OF             )
                     )  SS.:
COUNTY OF            )


                         , being duly sworn, deposes and says that he
is one of the persons who signed the foregoing certificate of merger on behalf of Sensormatic Electronics Corporation; that he signed said certificate in the capacity set beneath his signature thereon; that he has read the foregoing certificate and knows the contents thereof; and that the statements contained therein are true to his own knowledge.

                                   ________________________________
                                   [Name], [Capacity]


Subscribed and sworn to before
me on ________________, 1994.

______________________________



                                  and


                              INDIVIDUAL

STATE OF             )
                     )  SS.:
COUNTY OF            )

                         , being duly sworn, deposes and says that he
is one of the persons who signed the foregoing certificate of merger on behalf of Knogo Corporation; that he signed said certificate in the capacity set beneath his signature thereon; that he has read the foregoing certificate and knows the contents thereof; and that the statements contained therein are true to his own knowledge.

                                   ________________________________
                                   [Name], [Capacity]

Subscribed and sworn to before
me on ________________, 1994.

______________________________

                                                       EXHIBIT C TO
                                                       MERGER AGREEMENT



                  CONTRIBUTION AND DIVESTITURE AGREEMENT


             CONTRIBUTION AND DIVESTITURE AGREEMENT dated as of
           , 1994, among KNOGO CORPORATION, a New York corporation (the "Company"), and KNOGO NORTH AMERICA INC., a Delaware corporation and a wholly-owned subsidiary of the Company
   ("Knewco").


                           W I T N E S S E T H:

             WHEREAS, the Company is engaged principally in the busi-ness of developing, manufacturing and marketing electronic article surveillance, closed circuit television and other products to deter and detect shoplifting and employee theft (the "Business"); and

             WHEREAS, the parties hereto are parties to the Merger Agreement, dated as of August 14, 1994 (the "Merger Agreement"), providing for the merger (the "Merger") of the Company with and into Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"); and

             WHEREAS, it is contemplated that prior to the Merger, the Company shall contribute to Knewco certain of its assets used in the Business in the United States, Canada and Puerto Rico (the "Knewco Territory") and the goodwill and operations of the Business in the Knewco Territory, and that Knewco shall assume certain of the liabilities relating to such assets and operations, as more particularly set forth below; and

             WHEREAS, it is further contemplated that following such contribution and prior to the Effective Time (as such term is defined in the Merger Agreement), the Company will divest itself of the business of Knewco either by distributing all of the shares of Common Stock, par value $.01 per share, of Knewco (the "Knewco Common Stock") to its stockholders (the "Knewco Stock Distribution") or selling all of the shares of Knewco Common Stock to a third party (the "Knewco Sale"), or an alternative transaction as contemplated in Section 11.7 of the Merger Agreement, in either case as contemplated in Section 3 (the "Divestiture"), so that after the Divestiture, the Company will own no shares of capital stock of Knewco;

             WHEREAS, it is the intention of the parties that following the Divestiture, the Company will retain its assets used in, and the goodwill and operations of, the Business outside the Knewco Territory (the "Retained Operations"), retain the rights and liabilities relating thereto and certain other liabilities, and retain the worldwide rights to certain technology; and

             WHEREAS, the parties intend that in the event of a Knewco Stock Distribution, the transactions contemplated hereby qualify as a tax-free reorganization and spin-off under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended;

             NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the other agreements and instruments executed in connection with this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

             1.   Contribution of Assets.

             1.1 Contribution of Assets. On the Divestiture Date (as such term is defined in Section 2.1), subject to the terms and con-ditions of this Agreement, the Company shall contribute, convey, assign, transfer and deliver (collectively, "contribute") to Knewco all of the right, title and interest of the Company in and to the business operations and related goodwill of the Company in the Knewco Territory, and the Company's assets and properties located in the Knewco Territory related to such Business operations, as more particularly set forth below, subject to the exclusions set forth in Section 1.2 (the "Contributed Assets"). The Contributed Assets include the assets reflected on the pro forma balance sheet of Knewco as of May 31, 1994 and the schedules thereto, set forth as Annex A (the "May Pro Forma Balance Sheet"), and include also assets acquired thereafter in the ordinary course of the Business in the Knewco Territory and consistent with past practice, and in accordance with the principles used to allocate assets for the purposes of the Pro Forma Balance Sheet (the "Allocation Principles"), (as such assets shall be reflected, as of the Divestiture Date, on the Divestiture Date Balance Sheet (as defined in Section 7.6)), and are comprised of:

             (a) real property owned in fee and leases, easements and other rights and interests in real property owned by others, to the extent located in the Knewco Territory, including without limitation the facilities located in Hauppaugue, New York, as set forth in Schedule I (the "Contributed Realty");

             (b) shares of all of the capital stock of Knogo Caribe Inc. ("Caribe") (whose assets include the Cidra, Puerto Rico manufacturing facility but will not include certain financial assets to be transferred to the Company and/or its subsidiaries as described in Section 1.6 (the "Caribe
        Financial Assets");

             (c) machinery, equipment, plant, vehicles, office furni-ture and equipment, computer hardware, tools, spare parts, other chattels, fixtures and leasehold improvements located in the Knewco Territory;

             (d) inventories of raw materials, supplies, work-in-process and finished goods located in the Knewco Territory, in amounts appropriate to the operations of Knewco in the Knewco Territory;

             (e) accounts receivable arising from the operations of the Business in the Knewco Territory, as listed or described on Schedule II, which shall not include any accounts receivable due from any subsidiaries of the Company (other than Caribe) (collectively, the "Acquired Subsidiaries") or any accounts receivable from customers outside the Knewco Territory or for products intended for use outside the Knewco Territory;

             (f) all purchase and other orders from, and agreements with, customers relating to the sale, lease or maintenance of products for use in the Knewco Territory;

             (g) all other contracts, agreements, equipment leases, licenses and other instruments relating to the operation of the Business in the Knewco Territory, all material items of which are listed or described on Schedule III (together with the orders and agreements referred to in Section 1.1(f), the "Assigned Instruments);

             (h) United States and Canadian patents, trademark and trade name registrations, all applications therefor on the date hereof, and other intellectual property of the Company, used or useful in the Business in the Knewco Territory, as listed or described in Schedule IV, including without limitation the right to file patents and patent applications in the Knewco Territory corresponding to any of the patents and patent applications of the Company outside the Knewco Territory, or with respect to any intellectual property retained by the Company, and all of the Company's right to use the "Knogo" name and the Company's other trademarks and trade names in the Knewco Territory, and any rights or licenses held by the Company with respect to the use in the Knewco Territory of such intellectual property owned by others (pursuant to which Knewco shall have the exclusive right in the Knewco Territory (including exclusivity as to the Company and Sensormatic or any person claiming through either of them) to make or have made, use, market, distribute, sell, lease, install, service and maintain the Company's products and use the "Knogo" name and the Company's other trademarks and trade names in the Knewco Territory) (collectively, the "Contributed Intellectual Property"), provided, however, that the foregoing shall not include any patents or other intellectual property relating to the "SuperStrip" technology, as identified on
        Schedule V (collectively, the "SuperStrip Technology"), and subject to certain rights relating thereto as set forth in the License Agreement referred to in Section 2.2(j);

             (i) originals or true and complete copies of books and records, including customer and supplier lists, employee records, tax records, credit files, quotations and bids, and all sales literature and specifications relevant to the operation of the Business in the Knewco Territory;

             (j) all material governmental licenses, authorizations, consents and approvals required to carry on the Business in the Knewco Territory as now conducted, to the extent transferable;

             (k) cash and cash equivalents in an amount determined pursuant to Section 1.5;

             (l) prepaid expenses and deferred charges, as such prepaid expenses are described on Schedule VI; and

             (m)  the goodwill of the Business in the Knewco
        Territory,

   all as the same exist on the date of this Agreement and shall exist on the Divestiture Date, subject only to the disposition of any assets in the ordinary course of business. No contract or agreement which is by law not assignable without the consent of any party thereto shall be deemed assigned pursuant to this Agreement unless and until such consent (or a waiver therefrom) is given.
   The Company agrees to use its best efforts to obtain prior to the Divestiture Date all such consents and waivers. If any such consent or waiver is not obtained before the Divestiture Date and the Divestiture is nevertheless consummated, the Company agrees to continue to use its best efforts to obtain all such consents or waivers as have not been obtained prior to such date and further agrees to cooperate with Knewco after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Knewco, on terms no less favorable than the Company is entitled to, the benefits under the applicable contract or agreement, including, without limitation, enforcement, at the cost and for the benefit of Knewco, of any and all rights of the Company against any other party thereto arising out of the breach or cancellation thereof by such party otherwise.

             Failure to specifically identify on applicable Schedules hereto any assets, property or rights of the Company that are expressly intended to be contributed to Knewco pursuant to this Agreement shall not exclude such assets, property or rights from the Contributed Assets.

             1.2 Excluded Assets. The Contributed Assets shall not include, in addition to the Acquired Subsidiaries, any of the assets of the Company used in or relating to the Business outside of the Knewco Territory, including, without limitation, the goodwill of the Business outside of the Knewco Territory (collectively, the "Retained Assets"). Without limiting the foregoing, the Company shall in all events retain, and the Retained Assets shall include, all patents, trademark and trade name registrations, all applications therefor pending on the date hereof, and all other intellectual property used or useful in the Business outside the Knewco Territory (pursuant to which the Company shall have the exclusive right outside the Knewco Territory (including exclusivity as to the Company and persons claiming through the Company) to make or have made, use, market, distribute, sell, lease, install, service or maintain the Company's products outside the Knewco Territory), including without limitation (i) the right to apply for, receive and own patents in any jurisdiction outside the Knewco Territor(A)y corresponding to any of the patents and patent applications included in the patent rights in the Knewco Territory or other intellectual property included in the Contributed Assets, (ii) all rights to the SuperStrip Technology anywhere in the world, (iii) all know-how required for the manufacture or supply of the products used in the operation of the Business outside of the Knewco Territory, and (iv) the exclusive right to use the "Knogo" name and the Company's trademarks and trade names outside of the Knewco Territory (collectively, the "Retained Intellectual Property"), certain rights relating to which shall be the subject of the License Agreement. The parties hereto acknowledge that they will own in common certain know-how and technical information (not including any of the SuperStrip Technology), which shall be included in both the Contributed Intellectual Property and the Retained Intellectual Property (the "Common Intellectual Property"). The Common Intellectual Property shall be subject to the exclusive rights of Knewco inside the Knewco Territory contemplated by Section 1.1(h) and the exclusive rights of the Company outside the Knewco Territory contemplated by this Section 1.2, and shall be further subject to the License Agreement.

             1.3 Assumption of Liabilities. In connection with the contribution of the Contributed Assets, Knewco shall assume and agree to pay, perform and discharge, as and when due, and shall hold the Company harmless from, all of the liabilities (including contingent liabilities) and obligations of the Company directly relating to (i) the employees who become employees of Knewco in connection with the Divestiture, (ii) Knewco's customers in the Knewco Territory, (iii) the Company's products sold or leased to such customers or (iv) the assets and properties of the Company located in the Knewco Territory (the items referred to in clauses
   (i) through (iv) being sometimes referred to herein as the "Knewco Related Items") arising prior to and following the Divestiture Date, except as expressly excluded below (the "Assumed Liabilities"), including:

             (a) current liabilities reflected on the May Pro Forma Balance Sheet or accrued following the date thereof by the Company in connection with the Business in the Knewco
        Territory and in accordance with the Allocation Principles;

             (b) payroll liabilities to employees of the Company located in the Knewco Territory who become employees of Knewco for services rendered prior to the Divestiture Date, and benefit plan obligations, liabilities for accrued vacation, sick and holiday time, all other compensation due to such employees, and employment-related claims or liability to such employees (Knewco shall not assume such employment-related liabilities of employees of the Company who do not become employed by Knewco);

             (c)  the Company's obligations under the Assigned
        Instruments;

             (d) any liability (including contingent liabilities) of the Company with respect to any tort, product liability, general liability or other claim directly relating to the Knewco Related Items;

             (e) any liability under any laws concerning the disposal or release of hazardous substances, public health and safety, or pollution or protection of the environment arising out of or relating to any of the Contributed Realty;

             (f) all warranty obligations for products of the Company sold or delivered in the Knewco Territory or for use in the Knewco Territory;

             (g) any liability of the Company for fines, penalties, damages or other like amounts payable by the Company to any government or governmental agency or instrumentality directly relating to the Knewco Related Items;

             (h) real property, personal property, sales and payroll taxes of the Company directly relating to the Knewco Related Items; and

             (i) all other liabilities and obligations arising out of the operation of the business of Knewco following the Divestiture Date.

   Such liabilities, subject to the exclusions set forth below, are referred to collectively as the "Assumed Liabilities". In no event shall Knewco assume or be deemed to have assumed any of the following debts, obligations, liabilities or commitments of the
   Company:

                    (i) except as set forth in Section 1.3(h), any liability for Taxes (as such term is defined in the Merger Agreement) of the Company or any Acquired Subsidiary, and any Taxes imposed on the Company or Caribe arising as a result of the transfer of the Caribe Financial Assets as referred to in
        Section 1.6 or the transactions contemplated by this Agreement (other than pursuant to a Knewco Sale) or by the Merger Agreement;

                   (ii) any obligations of the Company to the banks listed on Schedule VII (the "Banks") arising under their respective loans to the Company listed on Schedule VII (the "Bank Loans");

                  (iii)  except as provided in Section 1.3(b) and
        Section 1.4, any liability to employees of the Company or to any of the Company's employee benefit plans;

                   (iv) any liability of the Company or Knewco for expenses reasonably incurred in negotiating, preparing or consummating the Merger or the transactions contemplated in this Agreement (including the Knewco Stock Distribution but not including the Knewco Sale); or

                    (v) all other liabilities of the Company not expressly assumed by Knewco as Assumed Liabilities.

               Failure to specifically identify on applicable
   Schedules hereto any liabilities or obligations of the Company that are expressly intended to be assumed by Knewco pursuant to this Agreement shall not exclude such liabilities or obligations from the Assumed Liabilities.

               1.4  Employee Benefit Plans.

               (a) On or before the Divestiture Date, Knewco shall adopt the Company Retirement Savings 401K Plan, subject to such amendment as Knewco deems appropriate.

               (b) Knewco will assume the currently existing severance and vacation benefit arrangements covering the Company employees who became Knewco employees immediately after the Divestiture Date (each, a "Transferred Employee") and, for that purpose, shall recognize service with the Company; provided, however, that in the event any severance payments are made by the Company in accordance with Section 1.4(c), service with the Company shall not be recognized by Knewco for purposes of the severance arrangements covering the recipients of such payments.

               (c) The parties intend that, except as provided below, no severance pay shall become payable as a result of the transfer of the Transferred Employees to Knewco in connection with the consummation of the transactions contemplated by this Agreement; however, in the event that any severance pay shall become so payable, such severance pay shall be paid by the Company. The Company shall remain liable for the termination payments under the employment contracts of Robert Abbott, Arthur J. Minasy, and Thomas
   A. Nicolette, provided in the case of Mr. Nicolette that he enters into an agreement with the Company to the effect that for a two-year period (subject to such payments being made to him) he will not compete with the Company other than on behalf of Knewco in the Knewco Territory and to the extent Knewco is permitted to hereunder.

               (d) Knewco shall endeavor to establish as of or promptly after the Divestiture Date medical, disability and life insurance plans and other welfare benefits substantially comparable in the aggregate to the corresponding insurance plans and welfare benefits maintained and/or provided by the Company in favor of the Transferred Employees.

               1.5 Target Book Value; Adjustments. The net worth of Knewco on the Divestiture Date shall equal $24,011,000.00, reduced by the amount of any losses resulting from the Company's not conducting its business in the Knewco Territory following the date hereof in the ordinary course of business and consistent with past practices and policies, other than the transactions contemplated by this Agreement and the Merger Agreement, or as expressly consented to by Sensormatic (the "Target Book Value"). For purposes of this
   Section 1.5 and Section 7.6, neither the Target Book Value nor the net worth of the Company at the Divestiture Date shall reflect write-downs of the Company's assets which write-downs are not reflected on the Pro Forma Balance Sheet. For purposes of estimating the amount of cash and cash equivalents to be contributed to Knewco for purposes of Section 1.1(k), the Company and Knewco shall prepare an estimated balance sheet as of the Divestiture Date, reasonably acceptable to Sensormatic, giving effect to the contribution by the Company to Knewco of the Contributed Assets (the "Contribution") (the "Estimated Balance Sheet"). The Estimated Balance Sheet shall be prepared in accordance with generally accepted United States accounting principles consistently applied ("GAAP"), and the Allocation Principles, and shall be consistent with the May Pro Forma Balance Sheet. Based on the Estimated Balance Sheet, the cash and cash equivalents to be contributed to Knewco shall be increased or reduced in order that the net worth of Knewco as reflected on the Estimated Balance Sheet shall equal the Target Book Value. In addition to cash and cash equivalents, other current assets may be reduced if required so that the net worth of Knewco as reflected on the Estimated Balance Sheet will not exceed the Target Book Value. Following the Divestiture Date, there shall be a final cash adjustment as hereinafter set forth in Section 7.6.

               1.6 Transfer of Caribe Financial Assets. Immediately prior to the Contribution, Caribe shall transfer to the Company or another subsidiary or subsidiaries certain cash, cash equivalents and any other financial assets listed on Schedule VIII.

               1.7 Issuance of Knewco Stock to the Company. If the Divestiture shall be effected by the Knewco Stock Distribution, Knewco shall issue to the Company, contemporaneously with the contribution by the Company to Knewco of the Contributed Assets and the assumption by Knewco of the Assumed Liabilities, as contemplated in Sections 1.1 and 1.3, respectively, such additional number of shares of Knewco Common Stock as may be required in order for the Company to fulfill its obligations pursuant to Section 3.2 and any additional shares required in connection with outstanding stock options of the Company.

               1.8 Proceeds of Knewco Sale. If the Divestiture shall be effected by the Knewco Sale, the proceeds shall be retained by the Company and the Merger Consideration per Share (as defined in the Merger Agreement) shall be increased in accordance with the applicable provisions of the Merger Agreement.

               2.   Closing.

               2.1 Closing; Divestiture Date. Subject to Section 11.1, the closing of the transactions contemplated in this Agree-ment (the "Closing") shall take place at such place and on such date (within three business days after all of the conditions precedent set forth in Section 4 to be satisfied prior to the Closing have been satisfied or waived) as shall be agreed upon by the parties (the "Divestiture Date").

               2.2 Company Deliveries. At the Closing, the Company shall execute and deliver to Knewco:

               (a) an Instrument of Assignment substantially in the form of Exhibit A hereto (the "Instrument of Assignment");

               (b) bargain and sale deeds with respect to such of the Contributed Realty as is owned in fee by the Company;

               (c) assignments of the leases included in the Contributed Realty;

               (d) duly executed assignments of the patent rights and trademarks listed on Schedule IV;

               (e)  duly executed assignments of the Assigned
          Instruments;

               (f) a written acknowledgement by Banks that hold any liens (the "Bank Liens") on the Contributed Assets arising out of the Bank Loans that such Bank Liens will be released upon consummation of the Merger;

               (g) if the Divestiture shall be effected by the Knewco Stock Distribution, a duly executed Distribution Agency
          Agreement (the "Distribution Agency Agreement") between the Company and transfer agent (the "Distribution Agent") relating to the Knewco Stock Distribution;

               (h)  the Estimated Balance Sheet;

               (i) cash and cash equivalents in an amount determined pursuant to Section 1.5;

               (j) a License Agreement substantially in the form of Exhibit B hereto (the "License Agreement"); and

               (k) a Supply Agreement substantially in the form of Exhibit C hereto.

               2.3 Knewco Deliveries. At the Closing, Knewco shall execute and deliver to the Company:

               (a) an Instrument of Assumption substantially in the form of Exhibit D hereto (the "Instrument of Assumption");

               (b) in each case where Knewco is a party to any agreement or instrument referred to in Section 2.2, a duly executed counterpart of such agreement or instrument;

               (c) if the Divestiture shall be effected by the Knewco Stock Distribution, a certificate or certificates representing all of the outstanding shares of common stock of Knewco, in the number determined in accordance with
          Section 3.2(f), for delivery to the Distribution Agent for distribution pursuant to the Distribution Agency Agreement; and

               (d) if the Divestiture shall be effected by the Knewco Sale, a copy of all of the closing documents to such transaction.

               3.   The Divestiture.

               3.1 Cooperation Prior to the Divestiture. The Company shall effect the Divestiture either through the Knewco Stock Distribution, as contemplated in Section 3.2, or through the Knewco Sale, as contemplated in Section 3.3. In either case, as promptly as practical after the date hereof and prior to the commencement of business on the Divestiture Date, the Company and Knewco shall take all such action as may be necessary or appropriate to effect the Divestiture through either of such transactions as determined by the Company, including without limitation the specific actions set forth in Section 3.2 or Section 3.3, as applicable.

               3.2  The Knewco Stock Distribution.

               (a) The Company and Knewco shall prepare, and Knewco shall file with the Securities and Exchange Commission (the "SEC"), a registration statement on Form 10 (the "Form 10") to effect the registration of the Knewco Common Stock pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The Company and Knewco shall use reasonable efforts to cause the Form 10 to be declared effective under the Exchange Act or, if the Company reasonably determines that the Knewco Stock Distribution may not be effected without registering the Knewco Common Stock pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Company shall use its best efforts to cause the Knewco Common Stock to be registered pursuant to the Securities Act, and thereafter effect the Knewco Stock Distribution in accordance with the terms of this Agreement, including, without limitation, by preparing and filing on an appropriate form a registration statement under the Securities Act covering the Knewco Common Stock and using its best efforts to cause such registration statement to be declared effective.

               (b) The Company and Knewco shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated in this Agreement to be in effect for Knewco.

               (c) The Company and Knewco shall take all such action as may be necessary or appropriate under any applicable state securities or "Blue Sky" laws or other applicable laws in connection with the transactions contemplated in this
          Section 3.2.

               (d) The Company and Knewco shall prepare, and Knewco shall file and seek to make effective, an application to permit listing or quotation of the Knewco Common Stock on
                            .

               (e) The Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion establish the record date for the Knewco Stock Distribution (the "Distribution Record Date"), and the Divestiture Date and any appropriate procedures in connection with the Knewco Stock Distribution (subject in each case to the provisions of applicable law); provided that in no event shall the Knewco Stock Distribution occur prior to such time as (i) the Form 10 (or other registration statement referred to in Section 3.2(a)) shall have been declared effective by the SEC, (ii) the Knewco Common Stock shall have been approved for listing or quotation in accordance with Section 3.2(d) and (iii) the conditions set forth in Section 4 have been satisfied or waived.

               (f) Subject to Section 4, following the Distribution Record Date, but prior to the Divestiture Date, the Company shall deliver to the Distribution Agent one or more share certificates representing all of the outstanding shares of Knewco Common Stock to be distributed in the Knewco Stock Distribution and shall instruct the Distribution Agent to distribute on the Divestiture Date one share of Knewco Common Stock for each share of Common Stock, par value $.01 per share, of the Company, held by holders of record of such stock on the Distribution Record Date. Knewco agrees to provide all share certificates that the Distribution Agent shall require in order to effect the Knewco Stock Distribution. All shares of Knewco Common Stock issued in the Knewco Stock Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

               (g) Immediately upon consummation of the Knewco Stock Distribution, the Company shall not hold or beneficially own directly or indirectly any shares of Knewco Common Stock.

               3.3  Knewco Sale.

               (a) Subject to the provisions of Section 5.9 of the Merger Agreement, the Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion establish any appropriate procedures in connection with the consideration and approval of proposals to purchase Knewco pursuant to the Knewco Sale (subject in each case to the provisions of applicable law) and shall approve a suitable agreement of purchase and sale to effect such transaction with a third party purchaser; however, any such agreement shall not commit the Company to any liability for representations or warranties, or any indemnity or any other obligations, to the purchaser of Knewco that survive the closing of such transaction, other than Sensormatic's obligations under this Agreement, in accordance with the terms hereof, and under the License Agreement and the Supply Agreement, in accordance with their respective terms.

               (b) The Company shall cause the purchaser under the Knewco Sale to acknowledge and accept this Agreement as contemplated on the signature page hereof.

               (c) The Company and Knewco shall take all such action as may be necessary or appropriate under any applicable federal securities laws, state securities or "Blue Sky" laws, or other applicable laws in connection with the transactions contemplated in this Section 3.3.

               (d) Immediately upon the effectiveness of the Knewco Sale, the Company shall not hold or beneficially own directly or indirectly any equity interest in the Contributed Assets.

               3.4 Company Approval of Certain Knewco Actions. Unless otherwise provided in this Agreement, the Company shall cooperate with Knewco in effecting, and if so requested by Knewco the Company shall, as the sole stockholder of Knewco, ratify any actions that are reasonably necessary or desirable to be taken by Knewco to effectuate, prior to the Divestiture Date, the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, the following: (a) the preparation and approval of the Certificate of Incorporation and By-laws of Knewco to be in effect at the Divestiture Date; (b) the election or appointment of directors and officers of Knewco to serve in such capacities commencing on the Divestiture Date; (c) the adoption, preparation and implementation of appropriate plans, agreements and arrangements for Knewco employees and Knewco non-employee directors (including, without limitation, plans, agreements or arrangements pursuant to which securities of Knewco would be acquired by employees); (d) the registration under applicable securities laws of any securities of Knewco issued or distributed pursuant to Section 3.2 and any securities issuable pursuant to employee benefit plans as contemplated in clause (c) above; and (e) the adoption of an appropriate purchase and sale agreement with a third party in connection with a Knewco Sale.

               3.5  Termination of Certain Claims.

               (a) As of the effectiveness of the Divestiture, Knewco shall have no claims against the Company based on any breach by the Company or its affiliates of any obligations under this Agreement that occurred prior to the effectiveness of the Divestiture, all of such claims being hereby irrevocably waived and terminated as of such time of effectiveness; provided that the foregoing shall not limit the Company's liability for any breach by the Company or its affiliates of any obligation under this Agreement that occurs following the effectiveness of the Divestiture, including, without limitation, the Company's obligation to indemnify Knewco as set forth herein, or under the License Agreement and the Supply Agreement.

               (b) As of the effectiveness of the Divestiture, the Company shall have no claims against Knewco based on any breach by Knewco or its affiliates of any obligations under this Agreement that occurred prior to the effectiveness of the Divestiture, all of such claims being hereby irrevocably waived and terminated as of such time of effectiveness; provided that the foregoing shall not limit Knewco's liability for any breach by Knewco or its affiliates of any obligation under this Agreement that occurs following the effectiveness of the Divestiture, including, without limitation, Knewco's obligation to indemnify the Company as set forth herein, or under the License Agreement and the Supply Agreement.

               4.   Conditions.

               4.1 General Condition. The respective obligations of each party hereto to consummate the Divestiture and to perform all other obligations set forth herein is subject to the satisfaction or waiver (as provided for therein) of all of the conditions set forth in Section 6 and Section 7 of the Merger Agreement (other than the Divestiture and the conditions set forth in Sections 6.8 and 7.7 of the Merger Agreement).

            4.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Divestiture and to perform all other obligations set forth herein is subject to the satisfaction of the condition that Knewco shall have effected its assumption of the Assumed Liabilities, as contemplated in Section 1.3.

            4.3 Conditions to the Obligations of Knewco. The obligations of Knewco to consummate the transactions contemplated herein and to perform all other obligations set forth herein is subject to the satisfaction or waiver of the conditions that (a) the Company shall have contributed to Knewco the Contributed Assets, as contemplated in Section 1.1, and (b) the Company shall have obtained an acknowledgement from the Banks with respect to the release of the Bank Liens, as contemplated in Section 2.2(f).

            5.    Acts and Instruments of Transfer.

            5.1 Acts and Instruments. Whenever reasonably requested to do so by Knewco, on or after the Divestiture Date, the Company shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents, other instruments of assignment, transfer and conveyance, and any and all such further instruments and documents, in form reasonably satisfactory to Knewco and its counsel, as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in Knewco all the right, title and interest of the Company in and to the Contributed Assets. The Company shall take such steps as may be required to put Knewco in actual possession and control of the Contributed Assets as of the time of Closing.

            5.2 Authorization to Knewco. Without limiting in any respect the right, title and interest in and to the Contributed Assets to be acquired by Knewco hereunder, effective upon the Closing, the Company hereby irrevocably authorizes Knewco, and its successors and assigns: to demand and receive, from time to time, any and all of the Contributed Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of the Company, or otherwise, any and all proceedings at law, in equity or otherwise, which Knewco shall deem expedient or desirable. The Company further agrees that Knewco shall retain for its own account any amounts collected pursuant to the foregoing authorization, and the Company agrees to pay to Knewco, if and when received, any amounts which shall be received by the Company after the Divestiture Date in respect of any acquired Contributed Assets.

            6.    Correspondence and Records.

            6.1 Correspondence. The Company hereby authorizes Knewco, on and after the Divestiture Date, to receive and open mail addressed to the Company and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to the Business in the Knewco Territory, the Contributed Assets or the Assumed Liabilities, but Knewco shall deliver to the Company all other mail addressed to the Company which is delivered to and received by it.

            6.2 Referral of Orders. For a period of five years beginning on the Divestiture Date, (i) Knewco agrees to use reasonable efforts to refer to Sensormatic all orders and inquiries with respect to any products related to the Business for use outside of the Knewco Territory, and (ii) Sensormatic agrees to use reasonable efforts to refer to Knewco all orders and inquiries specifically referring to any products acquired with the Business and marketed or manufactured by Knewco following the Divestiture Date for delivery, or expressly intended for use, in the Knewco Territory ("Knewco Products"); provided, however, that nothing in this Agreement shall prohibit or in any way limit Sensormatic from marketing, selling, leasing or in any other way dealing in any products competitive with any of the Knewco Products anywhere in the world, including the Knewco Territory.

            6.3 Records. Knewco shall have the right to examine, use and make excerpts from any corporate minute books, books of account and other records and documents which are not included in the Contributed Assets, or connected with or relating to any of the Assumed Liabilities pursuant to this Agreement, and the Company shall not destroy any such books or records without Knewco's consent for seven years following the date of this Agreement. The Company shall have the right to examine, use and make excerpts from any books of account and other records and documents which are transferred to Knewco pursuant to this Agreement for any purpose connected with or relating to any event occurring prior to the Divestiture Date, and Knewco shall not destroy any such books or records without the Company's consent for seven years following the date of this Agreement.

            7.    Other Agreements.

            7.1 Release of Bank Liens. The Company will obtain the release of Contributed Assets from the Bank Liens, following consummation of the Merger.

            7.2 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated in this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated in this Agreement. Without limiting the foregoing, Knewco shall provide such cooperation and assistance (and that of its appropriate employees, if needed) as is reasonably requested by Sensormatic, and at Sensormatic's expense, to file and prosecute patent applications corresponding to any of the Retained Intellectual Property in any jurisdiction outside of the Knewco Territory, and any of the SuperStrip Technology anywhere in the world, and to maintain any resulting patents in effect, including, without limitation, execution of any such patent applications and related documents and pleadings, and the giving of testimony.

            7.3 Transition Services. Following the Divestiture Date for a period of up to six months, Knewco will continue to provide to the Company and its subsidiaries, and their respective successors and assigns (each a "Knogo Entity"), as any such Knogo Entity shall request, any or all administrative services or functions, such as data processing, tax, accounting, insurance, personnel, employee benefits and communications (collectively, "Services") currently being provided by the Company and its subsidiaries (other than Knewco and its subsidiaries), in connection with the Business outside of the Knewco Territory, except that each Knogo Entity shall have the right to not accept any Services. During such period and thereafter as reasonably requested by Sensormatic, Knewco will provide the services of its appropriate personnel in connection with the preparation of any tax filings of the Company or Sensormatic and Sensormatic's year-end audit. Any of such Services shall be provided on a reasonable cost basis and such cost basis shall be documented by Knewco at the request of Sensormatic. Any Knogo Entity may terminate any Services at any time upon 10 days prior written notice to Knewco. At the request of Knewco, any Knogo Entity will enter into an agreement satisfactory to Knewco, Sensormatic and such Knogo Entity with respect to the provision of any Services that such Knogo Entity may request.

            7.4 Persons to be Employed by Knewco. Knewco shall extend an offer of employment to each of the persons listed in
   Schedule IX, each currently an employee of the Company, consisting of approximately 200 people, commencing on the Divestiture Date and in the capacity set forth on such Schedule opposite such person's name or a comparable capacity.

            7.5   Insurance.

            (a) Knewco will endeavor to procure insurance having terms, conditions, exclusions and limitations substantially equivalent to the insurance coverages currently maintained by the Company with respect to the property and Business in the Knewco Territory and providing coverage with respect to the property, business and operations of Knewco on and after the Divestiture Date and with respect to any liabilities of Knewco caused by or arising out of occurrences or events taking place on or after the Divestiture Date.

            (b) On or before the Divestiture Date the parties shall arrange for Knewco to be protected, whether by means of liability insurance coverage having terms, conditions, exclusions and limitations substantially equivalent to the liability insurance coverage currently maintained by the Company with respect to the property and Business in the Knewco Territory or by other means, with respect to any liabilities of Knewco caused by or arising out of occurrences or events taking place prior to the Divestiture Date; provided that (i) the cost of such protection shall be reasonable and shall be for the Company's account and (ii) the Company and Knewco shall consult with each other and their respective insurance brokers in order to identify the most cost-effective means of maintaining the level of insurance previously maintained by the Company in the most cost-effective manner (possibly including each other as named insureds under their respective policies).

            7.6   Post-Closing Adjustment.

            (a) As promptly as practicable after the Divestiture Date and in any event within 45 days thereafter, Knewco shall prepare (with Sensormatic's cooperation, as appropriate) its final balance sheet at the Divestiture Date (the "Divestiture Date Balance Sheet"). The Divestiture Date Balance Sheet, which shall be prepared in accordance with GAAP and the Allocation Principles, and consistent with the Estimated Balance Sheet, shall reflect, among other things, the net worth of Knewco at the Divestiture Date after giving effect to the Contribution (but without giving effect to any write-downs described in Section 1.5). If Sensormatic and Knewco are in agreement as to the net worth of Knewco, as reflected on the Divestiture Date Balance Sheet, such net worth shall have been finally determined in accordance with this Section 7.6 and, accordingly, either Sensormatic or Knewco shall promptly pay to the other the cash payment, if any, required pursuant to
        Section 7.6(e). If Sensormatic and Knewco are not in agreement on such net worth, they shall promptly thereafter jointly instruct Deloitte & Touche ("Deloitte") to conduct an audit or, if agreed to by the parties, a review of the Divestiture Date Balance Sheet (the "Examination"). The purpose of the Examination shall be to determine the net worth of Knewco at the Divestiture Date after giving effect to the Contribution and the amount of any adjustment in the amount of cash or cash equivalents contributed to Knewco pursuant to this Section 7.6.

            (b) Sensormatic and Knewco shall jointly instruct Deloitte to complete the Examination within 30 days after the receipt of the Divestiture Date Balance Sheet as prepared by Knewco and to render its report thereon (the "Report") to Knewco and Sensormatic within such period. The Report shall include, among other things, Deloitte's calculation of the net worth of Knewco as reflected on the Divestiture Date Balance Sheet. Sensormatic and Knewco shall jointly instruct Deloitte to make its work papers with respect to the Examination and the Report available to Knewco and its advisers and to Sensormatic, Ernst & Young and Sensormatic's other advisers.

            (c) The content and conclusions of the Report shall be conclusive and binding on Sensormatic and Knewco unless either one notifies the other and Deloitte that it disputes the Report within 30 days after Deloitte's delivery of the Report to it. If either Sensormatic or Knewco timely disputes the Report, they shall promptly attempt to resolve any differences between them with respect to the Report. If they are unable to do so within 30 days after the date of the notice of dispute, either Sensormatic or Knewco or both of them jointly may submit the dispute to Price Waterhouse or, if they are unable or unwilling to act, such other "Big Six" public accounting firm as may be selected by the American Arbitration
        Association (the "Second Auditor") for resolution.   The
        Second Auditor shall provide Sensormatic and Knewco with the opportunity to present their respective positions with respect to the dispute. The determination of the Second Auditor shall be conclusion and binding on Sensormatic and Knewco, except in the event of manifest error. In making such determination, the Second Auditor shall be deemed to act as an expert and not as an arbitrator.

            (d) The charges of Deloitte in the conduct of the Examination and the preparation of the Report shall be borne by Sensormatic. The charges of the Second Auditor shall be borne by Sensormatic and Knewco in the proportions determined by the Second Auditor on the basis that each party shall bear the cost of the Second Auditor's services which relate to the amount of the disputed items that are resolved against it. Such determination by the Second Auditor shall be binding on Sensormatic and Knewco. Sensormatic and Knewco shall cooperate with Deloitte and the Second Auditor in the conduct of the Examination, the preparation of the Report and any resolution of any dispute with respect thereto by the Second Auditor.

            (e) After the net worth of Knewco as reflected on the Divestiture Date Balance Sheet has been finally determined in accordance with this Section 7.6, (i) if such net worth exceeds the Target Book Value, Knewco shall promptly make a cash payment to Sensormatic in the amount of such excess, or
        (ii) if the Target Book Value exceeds such net worth, Sensormatic shall promptly make a cash payment to Knewco in the amount of such excess.

            7.7 Delayed Transfers Under Merger Agreement. In the event that any Acquired Subsidiary (as defined in the Merger Agreement) is managed by Knewco on an interim basis, or is ultimately transferred to Knewco by the Escrow Agent pursuant to
   Section 10.2 of the Merger Agreement, the parties agree that any such Acquired Subsidiary shall be deemed to be covered by this Agreement as if it were a subsidiary of Knewco, and that the Knewco Territory, non-competition and other provisions of this Agreement shall be modified by the parties as may be necessary to equitably adjust their respective rights and obligations hereunder in order to enable Knewco to operate the business of any such Acquired Subsidiary. Knewco shall abide by Section 5.1 of the Merger Agreement with respect to any such Acquired Subsidiary, unless and until transferred to Knewco thereunder.

            8.    No Warranty.  Except as set forth in Section 1.5 and
   Section 7.1, the Company does not, in this Agreement or any other agreement, instrument or document contemplated in this Agreement or the Merger Agreement, make any representation or warranty, or (except as expressly set forth herein) any covenant or agreement, with respect to:

            (a) the value of any asset or thing of value to be transferred to Knewco;

            (b) the freedom from encumbrance of any asset or thing of value to be transferred to Knewco;

            (c)   the absence of defenses or freedom from
        counterclaims with respect to any claim, including accounts receivable, to be transferred to Knewco; or

            (d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, delivery and filing.

   All assets to be transferred to Knewco shall be transferred "AS IS, WHERE IS" and Knewco shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Knewco good and marketable title, free and clear of any lien, claim, equity or other encumbrance, provided that Knewco shall in any event receive all of the Company's right, title and interest therein.

            9.    Indemnification.

            9.1 Indemnification of Knewco. The Company and Sensormatic (as successor to the Company following the Merger) jointly and severally shall indemnify, defend and hold harmless Knewco from and against any loss, damage, liability or expense (including any related costs and expenses referred to in Section 9.3) (collectively "Damages") (i) arising out or connected with any breach of any covenant of the Company contained in this Agreement,
   (ii) arising out of or in connection with any matter relating to the Business (other than related to the Assumed Liabilities), or
   (iii) arising out of or in connection with any matter which is specifically set forth in Schedule X.

            Without limiting the generality of the foregoing, the Company and Sensormatic shall indemnify, defend and hold harmless Knewco, each director, officer, employee, and agent of Knewco, and each person, if any, who controls Knewco, within the meaning of
   Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Damages arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained anywhere in the proxy statement (the "Proxy Statement") pursuant to which the Board of Directors of the Company shall solicit proxies to be voted for the approval of the Merger and which shall also set forth appropriate financial and other disclosure concerning the Divestiture, Knewco, the Business, and certain other matters, and the Registration Statement of which it forms a part (the "Registration Statement"), but not as to any Knogo Information (as hereinafter defined) included in the Proxy Statement or Registration Statement), or the omission or alleged omission to state anywhere in the Proxy Statement or the Registration Statement (other than in the Knogo Information) a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            Knewco shall give the Company and Sensormatic prompt notice of any claim, action, suit or proceeding which Knewco believes might give rise to indemnification under this Section 9.1.

            9.2 Indemnification of the Company and Sensormatic. Knewco shall indemnify, defend and hold harmless the Company and Sensormatic from and against any Damages (i) arising out or con-nected with any breach of any covenant of Knewco contained in this Agreement, (ii) arising out of or in connection with any Assumed Liabilities, (iii) arising out of or in connection with the Divestiture (except with respect to liabilities or obligations of the Company or Sensormatic hereunder), or (iv) arising out of or in connection with any matter which is specifically set forth in
   Schedule XI.

            Knewco shall indemnify, defend and hold harmless the Company and Sensormatic, each of their respective subsidiaries, each director, officer, employee and agent of each of the Company and Sensormatic or any of their respective subsidiaries, and each person, if any, who controls the Company and Sensormatic or any of their respective subsidiaries within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Damages arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any portion of the Proxy Statement or the Registration Statement supplied by, or based on information supplied by, the Company or Knewco, or any Form 10 (or other registration statement referred to in Section 3.2(a)) of Knewco (the "Knogo Information"), or the omission or alleged omission to state in the Knogo Information a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            9.3   Related Costs and Expenses.   Each indemnifying
   party hereto (the "Indemnitor") shall, in addition to such Indemnitor's obligations under Section 9.1 or 9.2, as applicable, indemnify and hold harmless the indemnified party hereto (the "Indemnitee") from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, costs (including reasonable attorneys' fees and disbursements) and legal and other expenses incurred by the Indemnitee as a result of any matter as to which the Indemnitee is entitled to indemnification under such Sections, or in defending any allegations or claims which, if true, would give rise to Damages subject to indemnification thereunder, or incident to the enforcement by the Indemnitee of this Section 9 (provided the Indemnitee prevails in such action for enforcement).

            9.4 Procedures for Asserting Claims, Etc. All claims for indemnification under this Section 9 shall be asserted and resolved as follows:

            (a) In the event that any claim or demand for which an Indemnitee would be entitled to indemnification pursuant to this
   Section 9 is asserted against an Indemnitee or sought to be collected from an Indemnitee by a third party, the Indemnitee shall give the Indemnitor timely notice (to the extent practicable), specifying the nature of such claims or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). For purposes of this Section 9.4(a), in the event that any such claim is asserted directly against any Indemnitor, a Claim Notice shall be deemed to have been given with respect to such claim by the Indemnitee, and the Indemnitor shall promptly notify the Indemnitee of such claim and of the Indemnitor's response under this Section 9.4(a). The Indemnitor shall have 10 business days from receipt of the Claim Notice (the "Notice Period") to notify the Indemnitee (i) whether or not it acknowledges in full its liability to the Indemnitee hereunder with respect to such claim or demand, and (ii) if the Indemnitor acknowledges such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand. In the event that the Indemnitor notifies the Indemnitee within the Notice Period (and not thereafter) that it acknowledges in full such liability and desires to defend against such claim or demand, then except as hereinafter provided, the Indemnitor shall have the right to defend the claim using counsel reasonably satisfactory to the Indemnitee; provided, however, that such Indemnitee shall in any event have the right to defend any claim with respect to which an adverse outcome could have a material adverse effect on its business, condition (financial or otherwise) or results of operations. The Indemnitee shall also have the right to control the defense of any claim as to which the Indemnitor does not timely acknowledge liability in full, or as to which it does not timely notify the Indemnitee of its desire to defend. The party not entitled to defend may participate in, but not control, any such defense at its sole cost and expense.

            (b) No settlement or compromise of any such claim or demand, or any related action, suit or proceeding, shall be made without the prior consent of the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld by either of them.

            (c) In the event that an Indemnitee should have a claim against an Indemnitor hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such Indemnitee shall promptly send a Claim Notice with respect to such claim to the Indemnitor.


            10.   Non-Competition and Confidentiality.

            (a) Knewco agrees that, for a period of five years after the Divestiture Date, it shall not, anywhere in the world outside the Knewco Territory (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of Knewco), directly or indirectly:

               (i) market, distribute, sell, lease, install, service or maintain any electronic article surveillance systems, including re-usable tags, disposable labels and accessory products used in such systems, closed circuit television systems and products, and other products to deter and detect shoplifting and employee theft (collectively, "Loss Prevention Products") manufactured, marketed, sold or leased by the Company prior to the Divestiture Date, or any improvements or successors thereto (or license any Contributed Intellectual Property);

              (ii) otherwise engage in the business of or activities relating to manufacturing, marketing, distributing, selling, leasing, servicing or maintaining, or licensing, any Loss
        Prevention Products whatsoever;

             (iii) solicit or attempt to solicit business of any customers of the Company or any Acquired Subsidiary (including prospective customers solicited by the Company or any Acquired Subsidiary) for Loss Prevention Products or related services the same or similar to those offered, sold, produced or under development by the Company or any Acquired Subsidiary as of the date hereof;

              (iv) otherwise divert or attempt to divert from any Acquired Subsidiary any business whatsoever;

               (v) solicit or attempt to solicit for any business endeavor any employee of the Company or any Acquired
        Subsidiary or any former employee of the Company or any Acquired Subsidiary who becomes an employee of Sensormatic by virtue of the Merger;

              (vi) interfere with any business relationship between the Company or any Acquired Subsidiary or Sensormatic, on the one hand, and any other person, on the other hand; or

             (vii) have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which, if performed by Knewco, would violate this Section 10, or permit or encourage any of its employees or employees to engage in any such activity; provided, however, that the foregoing shall not prevent Knewco from purchasing or owing up to 2% of the voting securities of any corporation, the securities of which are publicly traded, that may be deemed to be in competition with Sensormatic outside of the Knewco Territory.

   In addition, at no time (either before or after the term herein-above set forth) shall Knewco, or any successor thereto, do busi-ness under the "Knogo" name or a name similar thereto outside the Knewco Territory, or utilize the Company's other trademarks or trade names outside the Knewco Territory.

             In the event of a "Change of Control" of Knewco, either pursuant to a Knewco Sale or following the date of this Agreement, the obligations of Knewco under this Section 10(a) shall continue with respect to Knewco's then existing trademarks, trade names and products, and products subsequently developed which utilize any of the Contributed Intellectual Property, but shall not be construed to limit the activities of the acquiring person with respect to its names and products, or new products developed by the combined entity which do not utilize any of the Contributed Intellectual Property.

             As used in this Section 10(a), "Change of Control" means any transaction or series of transactions pursuant to which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13(d) under the Exchange Act) of more than 50% of the combined voting power of Knewco or (ii) the business, and substantially all of the assets, of Knewco relating to the products used in the Business that are included in the Contributed Assets are sold or transferred to an unaffiliated third party.

             (b) Knewco acknowledges that it and its employees have become informed of, and had access to, in addition to the Contributed Intellectual Property, other confidential information of the Company including, without limitation, technical know-how and other intellectual property, marketing plans and information, pricing information, identity of customers and prospective custom-ers with respect to the Business outside of the Knewco Territory, and identity of suppliers, and that such information, even though it may have been or may be developed or otherwise acquired by one or more of such employees, was and is the property of the Company except to the extent relating solely to the Business in the Knewco Territory, and, to the extent not proprietary to Knewco by virtue of this Agreement, Knewco shall, and shall use its reasonable best efforts to cause any such employee to, hold the same in trust and solely for the benefit of the Company or any successor or assign thereof, including without limitation Sensormatic, except as hereinafter set forth. Except in connection with the conduct of Knewco's business in the Knewco Territory, Knewco shall not, and it shall use its reasonable best efforts to cause its employees, affiliates or agents not to, at any time reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use any of the Company's confidential information, except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than Knewco or its employees, affiliates or assets or legitimately acquired from third parties not under an obligation of confidentiality to Sensormatic or the Company or can be demonstrated to have been independently developed by Knewco after the date hereof without reference to such confidential information.

             (c) Because neither the Company (and Sensormatic, as successor to the Company) nor Knewco have an adequate remedy at law to protect their respective businesses from the other's competition or to protect their respective interests in their respective trade secrets, privileged, proprietary or confidential information (including technical know-how) and similar commercial assets, each of the Company (and, following the Effective Time, Sensormatic) and Knewco shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 10, be available to them. The provisions of this Section 10 shall survive the Divestiture Date.

             For purposes of this Section 10, the term "Sensormatic" includes Sensormatic's subsidiaries, joint ventures and other affiliates (including those acquired pursuant to the Merger).

             11.   Miscellaneous.

             11.1 Termination. This Agreement (a) may be terminated at any time prior to the Divestiture Date by mutual written consent of the Company and Sensormatic, or (b) shall terminate upon termination of the Merger Agreement prior to the Merger.

             11.2 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and together with the Merger Agreement, the License Agreement and the Supply Agreement, to the extent applicable, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by the Company and Sensormatic. Failure of any party to enforce any provision of this Agreement shall not be con-strued as a waiver of its rights under such or any other provision.

             11.3 Amendments; Waivers. This Agreement (including the Annex, Schedules and Exhibits hereto) may be amended by the parties at any time prior to the Divestiture Date. Any such amendment shall be in writing signed on behalf of the party or parties to be charged. At any time prior to the Divestiture Date, either the Company or Knewco may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

             11.4 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

             If to the Company:

                   Knogo Corporation
                   350 Wireless Boulevard
                   Happauge, New York 11788
                   Attention:  Thomas A. Nicolette
                               Facsimile No.: (516) 232-2812

             With a copy to:

                   Stroock & Stroock & Lavan
                   Seven Hanover Square
                   New York, New York 10004
                   Attention:  David H. Kaufman
                               Facsimile No.: (212) 806-6006

             If to Knewco:

                   Knogo North America Inc.
                   350 Wireless Boulevard
                   Happauge, New York 11788
                   Attention:  Thomas A. Nicolette
                               Facsimile No.: (516) 232-2812


             With a copy to:

                   Stroock & Stroock & Lavan
                   Seven Hanover Square
                   New York, New York 10004
                   Attention:  David H. Kaufman
                               Facsimile No.: (212) 806-6006

             If to Sensormatic:

                   Sensormatic Electronics Corporation
                   500 N.W. 12th Avenue
                   Deerfield Beach, Florida 33442
                   Attention: Corporate Counsel
                              Facsimile No.: (305) 420-2561
                              and
                              Vice President of Corporate
                                 Development
                              Facsimile No.: (305) 420-2964

             With a copy to:

                   Christy & Viener
                   620 Fifth Avenue
                   New York, New York 10020
                   Attention:  Jerome M. LeWine
                               Facsimile No.: (212) 632-5555

             11.5 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, Sensormatic as the successor to the Company pursuant to the Merger, and a purchaser of Knewco pursuant to a Knewco Sale or subsequent successor to Knewco's Business), and nothing herein is intended to confer any right, remedy or benefit upon any other person. Except as contemplated in the preceding sentence, Knewco may not assign its rights or delegate its obligations under this Agreement without the express written consent of Sensormatic or the Company, as applicable.

             11.6 Governing Law; Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court, Southern District of New York and to the jurisdiction of any other competent court of the State of New York located in New York City in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein. Each party hereby waives the right to any other jurisdiction or venue to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 11.4.

             11.7 Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

             11.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             11.9 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules and Exhibits hereto, and references herein to Annexes, Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


        KNOGO CORPORATION



        By:
                                           Thomas A. Nicolette
                                           President



        KNOGO NORTH AMERICA INC.



        By:
                                           Thomas A. Nicolette
                                           President


               Effective as of the Effective Time of the Merger, Sensormatic Electronics Corporation, as successor to Knogo
   Corporation, shall become a party to the foregoing Contribution and Divestiture Agreement and hereby acknowledges and accepts such Agreement.


                    SENSORMATIC ELECTRONICS CORPORATION



                    By:
                    Name:
                    Title:


               At the effective time of a Knewco Sale, the under-signed, as the purchaser and successor to Knogo North America Inc., hereby acknowledges and accepts the foregoing Contribution and Divestiture Agreement and agrees to be bound by the terms thereof and of the License Agreement, the Supply Agreement and the other documents and instruments referred to therein.

                    [PURCHASER IN A KNEWCO SALE]


                    By:
                                           Name:
                                           Title:

                 List of Annexes, Schedules and Exhibits


   Annex A              -     Pro Forma Balance Sheet

   Schedules:
        Schedule I    -  Contributed Realty
        Schedule II   -  Accounts Receivable
        Schedule III  -  Assigned Instruments
        Schedule IV   -  Contributed Intellectual Property
        Schedule V    -  SuperStrip Technology
        Schedule VI   -  Prepaid Expenses and Deferred Charges
        Schedule VII  -  Bank Loans
        Schedule VIII -  Caribe Financial Assets
        Schedule IX   -  Knewco Employees Following Divestiture
        Schedule X    -  Certain Matters for Which Knewco is
                         Indemnified
        Schedule XI   -  Certain Matters for Which Sensormatic and the
                         Company are Indemnified


   Exhibits:
        Exhibit A    -   Form of Instrument of Assignment
        Exhibit B    -   Form of License Agreement
        Exhibit C    -   Form of Supply Agreement
        Exhibit D    -   Form of Instrument of Assumption

                                                    EXHIBIT A TO
                                                    DIVESTURE AGREEMENT



                                    ProForma Balance Sheet
                                        As of 5/30/94
                                  (all numbers in thousands)

                                                              ProForma
   ASSETS                                                   As of 5/30/94
                                                            _____________
   Cash
                                                                $1,513
   Accounts receivable, gross                   4,963
    Allowance for doubtful accounts           (1,290)
                                               ______
   Accounts receivable, net                                      3,673
   Other receivables                                               295
   Prepaid expenses                                                533
   NISTL                                                         2,144

   Security devices
   ________________

   Under lease, gross                           1,203
    Allowance for depreciation                  (636)
                                               ______
   Under lease, net                               567
   Inventory (est.)                             5,803
                                               ______
   Total security devices, net                                   6,370

   Fixed assets
   _____________

   Machinery & equipment                        5,592
   Furniture & fixtures                         2,775
   Leasehold Improvement                           42
   Buildings                                    9,843
   Land                                         3,099

   Fixed assets, gross                         21,351
    Accumulated depreciation                  (7,515)
                                               ______
   Total fixed assets, net                                      13,836

   Intangibles, net (est.)                                         500

   Deferred charges, net                                           298

   Intercompany receivables, net                                     0
                                                               _______
   TOTAL ASSETS                                                $29,162
                                                               =======

   LIABILITIES & EQUITY                                     As of 5/30/94
                                                            _____________

   Debt                                                              0
   Accounts payable                                              1,003
   Accrued liabilities`                                          3,815
   Taxes payable                                                     0
   Deferred lease rental                                           337
                                                               _______
   Total liabilities                                             5,157

   Book value                                                   24,011
                                                               _______

   TOTAL LIABILITIES & EQUITY                                  $29,162
                                                               =======